Exhibit 10.33

LEASE

48660 KATO ROAD

FREMONT, CALIFORNIA

LANDLORD: CAPUTO ASSOCIATES

TENANT: NEW WAVE RESEARCH, INCORPORATED

LEASE

Basic Lease Information

The foregoing Basic Lease Information is incorporated in and made a part of the Lease to which it is attached. If there is any conflict between the Basic Lease Information and the Lease, the Basic Lease Information shall control.

Date (for reference purposes only):	December 29, 2003

Landlord:	Caputo Associates,
a California limited partnership

Tenant:	New Wave Research, Incorporated, a California corporation

Guarantor:	N/A

Premises (Section 1.1):	That certain space consisting of approximately 65,241 rentable square feet in a building (the “Building”) located at 48660 Kato Road, Fremont, California, plus all improvements, fixtures and equipment now or hereafter situated on the land shown in Exhibit A.

Term (Section 2.1):	Starting on the Commencement Date and terminating on the last day of the Eighty-Fourth (84th) month after the Commencement Date.

Commencement Date:	See Section 2.1

Expiration Date:	The last day of the calendar month in which the seventh (7th) anniversary of the Commencement Date occurs.

Monthly Base Rent (Section 3.1(a)):	See Section 3.1.

Security Deposit (Section 3.3):	$45,668.70

Address for Payments (Section 3.7):	1530-A Parkmoor Avenue San Jose, California 95128 Attention: Phillip Rolla

Permitted Use (Section 4.1):	Office purposes, research and development, light assembly, manufacturing, storage of Tenant’s products, and related lawful uses

Landlord’s Address (Section 14.1):

1530-A Parkmoor Avenue

San Jose, California 95128

Attention: Phillip Rolla

(408) 920-8000 (telephone number)

Hefner, Stark & Marois, LLP

2150 River Plaza Drive, Suite 450

Sacramento, CA 95833

(916) 925-6620 (telephone number)

Attn: Joel S. Levy, Esq.

Tenant’s Address (pre-move-in):	46713 Warm Springs Blvd. Fremont, CA 94539 (510) 249-1550 (telephone number) Attn: Eva Chen

Tenant’s Address (Section 14.1):	48660 Kato Road Fremont, CA 94538 (510) 249-1550 (telephone number) Attn: Jennifer Pratt

with a copy to:	Gray Cary 2000 University Avenue East Palo Alto, CA 94303-2248 (650) 833-2023 (telephone number) (650) 833-2001 (facsimile number) Attn: Jeffrey A. Trant, Esq.

Guarantor’s Address (Section 14.1):	N/A

Landlord’s Broker (Section 15.5):	Commercial Property Services 475 El Camino Real, Suite 100 Santa Clara, CA 95050 Facsimile No. (408) 615-3444

Tenant’s Broker (Section 15.5):	Colliers International 5050 Hopyard Road, Suite 180 Pleasanton, CA 94588-3321 Facsimile No. (925) 463-0747

Exhibits
Exhibit A	Plan Outlining the Premises
Exhibit B	Work Letter Agreement
Exhibit C	Form of Memorandum Confirming Term
Exhibit D	Option to Extend/Fair Market Rental Rate
Exhibit E	Form of Subordination, Non-Disturbance and Attornment Agreement

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7.2	LANDLORD’S PROPERTY	20

ARTICLE 8	INDEMNIFICATION AND INSURANCE	20
8.1	DAMAGE OR INJURY	20
8.2	INSURANCE COVERAGES AND AMOUNTS	21
8.3	INSURANCE REQUIREMENTS	22
8.4	SUBROGATION	22
8.5	LANDLORD’S FIRE AND CASUALTY INSURANCE	22

ARTICLE 9	ASSIGNMENT OR SUBLEASE	23
9.1	PROHIBITION	23
9.2	LANDLORD’S CONSENT OR TERMINATION	23
9.3	COMPLETION	24
9.4	TENANT NOT RELEASED	24
9.5	LANDLORD’S CONSENT	25
9.6	REMEDIES	25
9.7	CERTAIN PERMITTED TRANSFERS	25

ARTICLE 10	EVENTS OF DEFAULT AND REMEDIES	26
10.1	DEFAULT BY TENANT	26
10.2	TERMINATION	27
10.3	CONTINUATION	27
10.4	REMEDIES CUMULATIVE	27
10.5	TENANT’S PRIMARY DUTY	27
10.6	ABANDONED PROPERTY	28
10.7	LANDLORD DEFAULT	28

ARTICLE 11	DAMAGE OR DESTRUCTION	28
11.1	RESTORATION	28
11.2	TERMINATION OF LEASE	29
11.3	EXCLUSIVE REMEDY	29

ARTICLE 12	EMINENT DOMAIN	29
12.1	CONDEMNATION	29
12.2	AWARD	30
12.3	TEMPORARY USE	30
12.4	DEFINITION OF TAKING	30
12.5	EXCLUSIVE REMEDY	30

ARTICLE 13	SUBORDINATION AND SALE	30
13.1	SUBORDINATION	30
13.2	SALE OF THE PREMISES	31
13.3	ESTOPPEL CERTIFICATE	31

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ARTICLE 14	NOTICES	32
14.1	METHOD	32

ARTICLE 15	MISCELLANEOUS	32
15.1	GENERAL	32
15.2	NO WAIVER	32
15.3	ATTORNEYS’ FEES	33
15.4	EXHIBITS	33
15.5	BROKER(S)	33
15.6	WAIVERS OF JURY TRIAL AND CERTAIN DAMAGES	33
15.7	ENTIRE AGREEMENT	33
15.8	PARKING	34
15.9	CHOICE OF LAW	34
15.10	NO AIR RIGHTS	34
15.11	LANDLORDS’S TITLE	34
15.12	APPLICATION OF PAYMENTS	34
15.13	TIME OF ESSENCE	34
15.14	FORCE MAJEURE	34
15.15	EXCULPATION	35
15.16	COUNTERPARTS	35
15.17	ROOF RIGHTS	35
15.18	SIGNAGE	35
15.19	REASONABLENESS	36
15.20	NO LIENS ON TENANT’S EQUIPMENT	36
15.21	BUSINESS DAYS	36

ARTICLE 16	COVENANT OF QUIET ENJOYMENT	36

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LEASE

This Lease (together with the Basic Lease Information and Exhibits A through D which are incorporated into the Lease by this reference, collectively the “Lease”) is made as of the date specified in the Basic Lease Information, by and between Caputo Associates, a California limited partnership (“Landlord”) and New Wave Research, Incorporated, a California corporation (“Tenant”), who hereby agree as follows:

ARTICLE 1

Premises

1.1 Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the term and subject to the covenants hereinafter set forth, to all of which Landlord and Tenant hereby agree, the Premises specified in the Basic Lease Information (“Premises”). This Lease shall not be effective, however, unless Tenant delivers to Landlord the security deposit specified in Section 3.3 and the initial month’s Base Rent specified in Section 3.1(d) of the Lease

ARTICLE 2

Term

2.1 Term of Lease.

(a) Landlord shall deliver possession of the Premises to Tenant at the times and in the manner set forth in Exhibit B, Work Letter Agreement. The term of this Lease (the “Term”) shall be the term specified in the Basic Lease Information, and shall commence on the later of: (i) May 1, 2004, or (ii) Substantial Completion of the Tenant Improvements described in Section 2.2 (the “Commencement Date”); provided, however, that the Commencement Date shall not be postponed to the date of Substantial Completion of the Tenant Improvements described in Section 2.2 to the extent Substantial Completion has not occurred by May 1, 2004, as a result of any Tenant Delay, and, in such case, the Commencement Date shall be the date Substantial Completion would have occurred if no Tenant Delay or Delays had occurred. Unless sooner terminated as hereinafter provided, the Term shall end on the Expiration Date, which shall be the last day of the eighty-fourth (84th) month after the Commencement Date. Except for the Tenant Improvements described in Exhibit B, Landlord shall have no obligation to construct or install any improvements in the Premises or to remodel, renovate, recondition, alter or improve the Premises in any manner. On the Commencement Date, Landlord will deliver the Premises to Tenant free of all other occupants and personal property, clean and free of debris, with all carpets in clean condition, and with the mechanical/HVAC, electrical, plumbing, and roof systems in good operating condition and repair. Subject to the terms and conditions of the Work Letter Agreement, and except as expressly provided otherwise in this Lease, Tenant shall accept “as is” the portions of the Premises as they are delivered by Landlord for occupancy.

(b) Tenant shall have the right to extend the Term as provided in Exhibit D hereto.

2.2 Tenant Improvements. Tenant Improvements shall be constructed in the Premises pursuant to the terms and conditions of the Work Letter Agreement attached as Exhibit B.

2.3 Early Entry Into Premises.

(a) Landlord shall permit Tenant to enter the Premises prior to the Commencement Date in order to install telecommunications facilities, computers, equipment, and fixtures, provided that the same can be accomplished by Tenant in a manner which does not interfere with or delay Landlord in the completion of the Tenant Improvements described in Exhibit B. Prior to any such early entry, Tenant is required to obtain insurance pursuant to Section 8.2, and provide Landlord with written evidence thereof. Landlord shall have the right to post the appropriate notices of non-responsibility and to require Tenant to provide Landlord with evidence that Tenant has fulfilled its obligation to provide insurance pursuant to this Lease. All terms and conditions of this Lease shall apply to Tenant’s early entry into the Premises prior to the Commencement Date except for the payment of Base Rent, Property Taxes, Insurance, the Administrative Fee, and Operating Expenses pursuant to Section 3.1 below, which will not be applicable until the Commencement Date.

2.4 Memorandum Confirming Term. Landlord and Tenant each shall, promptly after the Commencement Date has been determined, execute and deliver to the other a Memorandum Confirming Term in the form of Exhibit C attached hereto, which shall set forth the actual Commencement Date and the Expiration Date for this Lease. In the event the Memorandum Confirming Term is not executed for any reason, the Term of this Lease shall commence and end in accordance with the provisions of this Lease whether or not the Memorandum Confirming Term is executed.

2.5 Holding Over. If, with the written consent of Landlord, Tenant holds possession of the Premises after expiration of the term of this Lease, Tenant shall become a tenant from month to month under this Lease, and the Base Rent during such month to month tenancy shall be equal to one hundred twenty-five percent (125%) of the Base Rent in effect at the expiration of the term of this Lease. Landlord and Tenant each shall have the right to terminate such month to month tenancy by giving at least thirty (30) days’ written notice of termination to the other at any time, in which event such tenancy shall terminate on the termination date set forth in such termination notice. If Tenant holds possession of the Premises without the written consent of Landlord, Tenant shall pay rent as set forth in the first sentence of this Section 2.5 and shall be responsible to Landlord for all damages incurred by Landlord as a result of such holdover and attorneys’ fees and costs pursuant to Section 15.3. Nothing in this Lease shall be deemed to expressly, or by implication, grant Tenant the right to hold over in the Premises, and Landlord’s consent to any holdover shall occur only if Landlord, in the exercise of its sole and absolute discretion, agrees to such holdover pursuant to a separate written agreement signed by both Landlord and Tenant.

ARTICLE 3

Rent

3.1 Base Rent and Additional Rent. Tenant shall pay to Landlord the following amounts as rent for the Premises:

(a) During the term of this Lease, beginning with the Commencement Date, Tenant shall pay each and every month to Landlord the amount of Monthly Base Rent specified below (“Base Rent”):

Monthly Periods Following
Commencement Date	Monthly Base Rent
1-6	Free Base Rent
7-10	$27,500.00
11-12	Free Base Rent
13-16	Free Base Rent
17-24	$27,500.00
25-36	$37,839.78
37-48	$39,797.01
49-60	$41,754.24
61-72	$43,711.47
73-84	$45,668.70

In addition to Base Rent, Tenant shall pay to Landlord each and every month during the Term installments for any Unpaid Allowance (as defined in Section 2.1 of Exhibit B, the Work Letter.) Such installments will be due at the same time and payable in the same manner as Base Rent pursuant to Section 3.9, provided that, notwithstanding any periods during which Tenant is not required to pay Base Rent under this Lease, installments on account of Unpaid Allowance will begin to be due as of the Commencement Date and each month thereafter until the Unpaid Allowance, together with accrued interest thereon, is fully paid.

(b) During each calendar year (or part thereof) during the Term, subject to Section 3.2(c) below, Tenant shall pay to Landlord, as additional rent (“Additional Monthly Rent”):

(i) All Property Taxes paid by Landlord in such year;

(ii) all Insurance Costs paid by Landlord in such year;

(iii) A fee to Landlord for its administrative costs incurred in connection with the ownership and operation of the Premises equal to two percent (2.0%) of the total Monthly Base Rent (“Administrative Fee”) which fee shall be in lieu of any other management fee or management personnel expense charged by Landlord hereunder; and,

(iv) Operating Expenses pursuant to Section 3.8 below.

(c) Throughout the Term, Tenant shall pay, as additional rent, all other amounts of money and charges required to be paid by Tenant under this Lease (“Additional Rent”), whether or not such amounts of money or charges are designated Additional Rent. Additional Rent shall include installments which may be due as a result of any Unpaid Allowance (as defined in Section 2.1 of Exhibit B, the Work Letter.) As used in this Lease, “rent” shall mean and include all Base Rent, Additional Monthly Rent and Additional Rent payable by Tenant in accordance with this Lease.

(d) Upon execution of this Lease, Tenant will deliver to Landlord the sum of Twenty-Seven Thousand Five Hundred Dollars ($27,500.00) to be applied to the initial Base Rent which will become due under this Lease.

3.2 Procedures. Subject to Section 3.2(c) below, the Additional Monthly Rent payable by Tenant pursuant to Section 3.1(b) hereof shall be calculated and paid in accordance with the following procedures:

(a) On or before the Commencement Date, or as soon thereafter as practicable, and on or before the first day of each subsequent calendar year during the term of this Lease, or as soon thereafter as practicable, Landlord shall give Tenant written notice of Landlord’s estimate of the amounts payable under Section 3.1(b) hereof for the balance of the first calendar year after the Commencement Date or for the ensuing calendar year, as the case may be. Subject to Section 3.2(c) below, Tenant shall pay such estimated amounts to Landlord in equal monthly installments, in advance, on or before the first day of each month during such balance of the first calendar year after the Commencement Date or during such ensuing calendar year, as the case may be. If such notice is not given for any calendar year, Tenant shall continue to pay on the basis of the prior year’s estimate until the month after such notice is given, and subsequent payments by Tenant shall be based on Landlord’s current estimate. If, at any time, Landlord determines that the amounts payable under Section 3.1(b) hereof for the current calendar year will vary from Landlord’s estimate, Landlord may, by giving written notice to Tenant, revise Landlord’s estimate for such year, and subsequent payments by Tenant for such year shall be based on such revised estimate.

(b) By each April 1 during the Term beginning with April 1, 2005, or a reasonable time thereafter, Landlord shall give Tenant a written statement of the amounts payable by Tenant under Section 3.1(b) hereof for the prior such calendar year certified by Landlord. If such statement shows a total amount owing by Tenant that is less than the payments for such calendar year previously made by Tenant, Landlord shall credit the excess to the next monthly installments of the amounts payable by Tenant under Section 3.1(b) hereof (or, if the Term has ended, Landlord shall refund the excess to Tenant with such statement). If such statement shows a total amount owing by Tenant that is more than the payments for such calendar year previously made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement. Failure by Landlord to give any notice or statement to Tenant under this Section 3.2 shall not waive Landlord’s right to receive, or Tenant’s obligation to pay, the amounts payable by Tenant under Section 3.1(b) hereof; except to the extent such failure lasts more than two calendar years after the applicable expenditure was made.

(c) Notwithstanding any other provision of this Lease, the following provisions shall govern Tenant’s obligation to pay Additional Monthly Rent under Section 3.1(b) during the twelve (12) months immediately after the Commencement Date:

(i) During the first (1st) through the sixth (6th) months after the Commencement Date, Tenant shall have no obligation to pay to Landlord any amounts for Additional Monthly Rent described in Section 3.1(b) above.

(ii) During the seventh (7th) through the tenth (10th) months after the Commencement Date, Tenant shall be obligated to pay to Landlord, at the times and in the manner otherwise provided herein, fifty percent (50%) of the Additional Monthly Rent described in Section 3.1(b) above.

(iii) During the eleventh (11th) and the twelfth (12th) months after the Commencement Date, Tenant shall have no obligation to pay to Landlord any amounts for Additional Monthly Rent described in Section 3.1(b) above.

(iv) Beginning in the thirteenth (13th ) month after the Commencement Date, Tenant shall pay to Landlord all of the Additional Monthly Rent specified in Section 3.1(b) of this Lease.

(d) On reasonable advance notice, Landlord shall make available to Tenant’s licensed, certified public accountant or Tenant’s employee charged with such responsibility, during normal business hours and at Tenant’s cost, during the twelve (12) months following the end of each calendar year during the Term, Landlord’s books and records where the same are maintained with respect to the Additional Monthly Rent items payable by Tenant under Section 3.1(b) for the prior calendar year. Landlord shall have no obligation to allow its books and records to be reviewed by any person other than Tenant’s licensed, certified public accountant or Tenant’s employee charged with such responsibility. If Tenant wishes to contest any item of Additional Monthly Rent within a particular statement, Tenant shall do so in a written notice received by Landlord within twelve (12) months following the end of the calendar year in which the subject Additional Monthly Rent was incurred, which notice shall specify in detail the item or items being contested and the specific grounds therefor. However, the giving of notice shall not relieve Tenant from the obligation to pay any amounts (including amounts contested by Tenant) in accordance with this Lease. If Tenant does object in writing to the statement within such period, Landlord and Tenant shall endeavor to resolve such objection within sixty (60) days after the date of Tenant’s objection; and failing such resolution, Tenant may pursue any remedies available to it at law or in equity. If as a result of Tenant’s examination of Landlord’s books and records, Landlord agrees, or it is ultimately determined by a court, that Landlord has overstated Additional Monthly Rent for such year by more than ten percent (10%), Landlord shall reimburse Tenant for all reasonable costs incurred by Tenant in connection with the examination of Landlord’s books and records. Any amount due to the Landlord as shown on the statement, whether or not disputed by Tenant, as provided herein, shall be paid by Tenant when due as provided above, without prejudice to any subsequent written objection by Tenant. Notwithstanding anything else to the contrary herein, if Tenant fails to give such notice within the above-specified period or fails to pay all amounts (including amounts contested by Tenant) in such statement, whether or not contested, Tenant shall have no further right to contest any item or items in such statement and Tenant shall be deemed to have accepted such statement.

(e) If the term of this Lease commences or ends on a day other than the first or last day of a calendar year, respectively, the amounts payable by Tenant under Section 3.1(b) hereof applicable to the calendar year in which such term commences or ends shall be prorated according to the ratio which the number of days during the term of this Lease in such calendar year bears to three hundred sixty-five (365). Termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Section 3.2(a) hereof to be performed after such termination.

3.3 Security Deposit. Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord the sum of FORTY-FIVE THOUSAND SIX HUNDRED SIXTY-EIGHT DOLLARS and SEVENTY CENTS ($45,668.70). Said sum shall be held by Landlord, on the terms and during the period or periods described hereinbelow, as security for the faithful performance by Tenant of all terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant defaults with respect to any provision of this Lease, including, but not limited to the provisions relating to the payment of rent, Landlord may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of said deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the security deposit to its original amount and Tenant’s failure to do so shall be a default under this Lease.

3.4 Contest of Property Taxes. Tenant may, but is not obligated to, contest the amount or validity, in whole or in part, of any Property Taxes. Tenant’s contest will be at Tenant’s sole cost and expense. If a reduction in Property Taxes is obtained for any year of the Term during which Tenant paid Landlord for Property Taxes, then Property Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment.

3.5 Late Payment. Tenant acknowledges that the late payment by Tenant of any monthly installment of Base Rent or Additional Monthly Rent will cause Landlord to incur costs and expenses, the exact amount of which is extremely difficult and impractical to fix. Such costs and expenses will include administration and collection costs and processing and accounting expenses. Therefore, if any monthly installment of Base Rent or additional monthly rent is not received by Landlord within ten (10) business days after such installment is due, Tenant shall immediately pay to Landlord a late charge equal to five percent (5%) of such delinquent installment. Landlord and Tenant agree that such late charge represents a reasonable estimate of such costs and expenses and is fair reimbursement to Landlord. In no event shall such late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any monthly rent or prevent Landlord from exercising any right or enforcing any remedy available to Landlord upon Tenant’s failure to pay each installment of monthly rent due under this Lease when due, including the right to terminate this Lease and recover all damages from Tenant. All amounts of money payable by Tenant to Landlord hereunder, if not paid when due, shall bear interest from the due date (and disregarding the ten (10) business day period applicable to late charges) until paid at the lower of the highest rate permitted by law and two percent (2%) over the rate designated in the Wall Street Journal as the Prime Rate at the time such amounts first become due, adjusted monthly (“Interest Rate”) and Tenant shall pay such interest to Landlord in addition to the late charge.

3.6 Other Taxes Payable by Tenant. Tenant shall reimburse Landlord upon written demand for all taxes, assessments, excises, levies, fees and charges, including all payments related to the cost of providing facilities or services, whether or not now customary or within the contemplation of Landlord and Tenant, that are payable by Landlord and levied, assessed, charged, confirmed or imposed by any public or government authority upon, or measured by, or reasonably attributable to (a) the cost or value of Tenant’s furniture, trade fixtures, equipment and other personal property located in the Premises or the cost or value of any improvements made in or to the Premises by or for Tenant, regardless of whether title to such improvements is vested in Tenant or Landlord, (b) any rent payable under this Lease, including any gross income tax or excise tax levied by any public or government authority with respect to the receipt of any such rent so long as such tax is a tax on rent, (c) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or (d) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. Such taxes, assessments, excises, levies, fees and charges shall not include net income (measured by the income of Landlord from all sources or from sources other than solely rent) or franchise taxes of Landlord, unless levied or assessed against Landlord in whole or in part in lieu of, as a substitute for, or as an addition to any such taxes, assessments, excises, levies, fees and charges. All taxes, assessments, excises, levies, fees and charges payable by Tenant under this Section 3.5 shall be deemed to be, and shall be paid as, Additional Rent.

3.7 Property Tax and Insurance Definitions. As used in this Lease, certain words are defined as follows:

(a) “Property Taxes” shall mean all taxes, assessments, excises, levies, fees and charges (and any tax, assessment, excise, levy, fee or charge levied wholly or partly in lieu thereof or as a substitute therefor or as an addition thereto) of every kind and description, general or special, ordinary or extraordinary, foreseen or unforeseen, secured or unsecured, whether or not now customary or within the contemplation of Landlord and Tenant, that are levied, assessed, charged, confirmed or imposed by any public or government authority on or against, or otherwise with respect to, the Premises or any part thereof or any personal property used in connection with the Premises. Notwithstanding anything to the contrary contained in this Lease, there shall be excluded from Property Taxes all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Building). Property Taxes shall not include charges payable by Tenant pursuant to Section 3.6 hereof.

(b) “Insurance Costs” shall mean all premiums and other charges for all property and the Common Areas, loss of rental income, business interruption, liability and other insurance relating to the Premises carried by Landlord, but excluding only coverage for loss due to earthquakes. Such insurance shall include all coverages and limits as Landlord elects to carry in Landlord’s sole discretion, including but not limited to casualty loss coverage with appropriate coverage for building code upgrades. If Tenant causes any increase the premium for any insurance covering the Premises carried by Landlord, Tenant shall pay to Landlord, on written demand as Additional Rent, the entire amount of such increase.

3.8 Operating Expenses.

(a) Tenant’s Obligation to Pay Operating Expenses. As Additional Monthly Rent, Tenant shall pay to Landlord during the term of this Lease all Operating Expenses incurred by Landlord in connection with the operation of the Premises.

(b) Definitions. As used in this Lease, “Operating Expenses” means:

(i) All costs and expenses incurred by Landlord for the following:

a. the maintenance of all landscaping in the Common Areas, including the installation, maintenance, repair, and replacement of irrigation systems, the planting, maintenance, and replacement of shrubs, trees, flowering plants, and ground cover;

b. the periodic sweeping of the parking lots and driveways in the Common Areas;

c. The amount of any deductible paid by Landlord in connection with an insured loss resulting from damage to the Premises (excluding any deductible paid in connection with a policy of earthquake insurance); and

d. All additional costs and expenses incurred by Landlord in connection with the operation, maintenance, repair, replacement, and protection of the Premises that would be considered a current expense according to generally accepted accounting principles. Except as provided in Section 3.2(c)(iv), repairs, replacements, and general maintenance shall include the cost of any capital improvements made to or capital assets acquired for the Property or Building, such costs or allocable portions thereof to be amortized over the estimated useful life thereof as is reasonably determined by Landlord, together with interest on the unamortized balance at the publicly announced “prime rate” charged by Wells Fargo Bank, N.A. (San Francisco) or its successor at the time such improvements or capital assets are constructed or acquired, plus two (2) percentage points, or in the absence of such prime rate, then at the U.S. Treasury six-month market note (or bond, if so designated) rate as published by any national financial publication selected by Landlord, plus two (2) percentage points, but in no event more than the maximum rate permitted by law; provided, however, that Tenant’s obligation for payment of any such capital improvements shall be prorated based upon the ratio of the then-remaining balance of the Term compared with the estimated useful life of the capital item.

(c) Exclusions. “Operating Expenses shall not include, and Tenant shall not be required to pay any of the following:

(i) Any and all ground lease rentals;

(ii) Any and all payments of principal, finance charges, interest, or fees on debt or amortization of any loan, mortgage, deed of trust, or other debt;

(iii) Costs of maintenance, repair, replacement or renewal of bearing walls, foundations and other structural components, and roofs and any costs of performing maintenance for which Landlord is solely responsible (without a right of reimbursement by Tenant) under this Lease;

(iv) Costs of improvements, alterations, repairs, replacements, equipment and other expenditures (including, without limitation, rentals for such items which if purchased rather than rented would be considered capital items) incurred or made pursuant to Landlord’s obligations of maintenance and repair of the structural portions of the Building’s foundation, structural portions of the exterior walls, structural portions of the roof, and subsurface plumbing pursuant to Section 6.3 of this Lease, and capital costs for improvements, alterations, repairs, replacements, equipment or other capital expenditures relating to the roof membrane or as are required under any law or regulation unless resulting from Tenant’s specific use of or any alterations made by Tenant to the Premises.

(v) Costs of depreciation and amortization (except as provided with respect to capital improvements);

(vi) Marketing costs, leasing or brokerage commissions, attorneys’ fees, costs, disbursements, advertising and promotional costs, and other expenses incurred by Landlord or its agents in connection with negotiations for leases with tenants (including Tenant), other occupants, or prospective tenants or other occupants of the Building, and costs of signs identifying the owner and/or any occupant of the Building;

(vii) Franchise or income taxes of Landlord or any other taxes, except for real property taxes on the Building and Land;

(viii) Costs or expenses (including fines, penalties, and legal fees) incurred due to violation by Landlord, its employees, agents, and/or contractors, any tenant (other than Tenant) or other occupant of the Building, of any terms or conditions (other than by Tenant) of this Lease or of the leases of other tenants in the Building, and/or of any valid, applicable laws, rules, regulations, and codes of any federal, state, county, municipal, or other government authority having jurisdiction over the Building that would not have been incurred but for such violation by Landlord, its employees, agents, and/or contractors or such other tenant, it being intended that each party shall be responsible for the costs resulting from its own violation of such leases and laws, rules, regulations, and codes as such shall pertain to the Building;

(ix) Costs in any way related to reporting, documenting, cleanup, remediation, or response of any kind in connection with the use, transportation, storage, generation or release by any person other than Tenant, its agents, employees, and invitees, of any chemical, petroleum or petroleum product, asbestos, asbestos-containing material, contaminant, dangerous waste, or hazardous material as regulated or defined under any federal, state or local law or regulation relating to the protection of the environment or of human health, except to the extent caused by Tenant or Tenant’s employees, agents, contractors or invitees;.

(x) Costs of complying with applicable zoning, building, safety, mechanical, electrical, plumbing, seismic, or other applicable codes, or with Title III of the Americans with Disabilities Act or other similar state or local law relating to access by handicapped or disabled persons;

(xi) Legal fees, costs, settlements, judgments, or awards paid or incurred in connection with disputes between Landlord and any tenant (including the Tenant), provider, or contractor;

(xii) Compensation paid to executives, any compensation paid to clerks, attendants or other persons in any commercial concessions operated by Landlord, any compensation paid to an employee who does not devote substantially all of his or her employed time to the Building, and any management costs, other than the Administrative Fee specified in Section 3.1(b)(iii) of this Lease;

(xii) Expenses in connection with services or other benefits are not offered to Tenant or for which Tenant is charged directly by Landlord or by an independent contractor or utility, but which are provided to another tenant or occupant of the Building and charged to such tenant as Operating Expenses;

(xiii) Cost of complying with the provisions of the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, the Resource Conservation and Recovery Act, or any other federal, state, or local law relating to the protection of the environment;

(xiv) Landlord’s general corporate overhead and general and administrative expenses, and costs associated with the operation of Landlord’s business, including partnership accounting and legal matters;

(xv) With respect to any assessment, premium, or other charge which is payable over a period of time by Landlord (or which Landlord may elect to pay over a period of time), any portion of such assessment, premium, or other charge which exceeds the then-current year’s installment thereof;

(xvi) Costs incurred in the original construction of the Building;

(xvii) Any bad debt loss, rent loss, reserves for bad debt or rent loss, or reserves of any kind;

(xviii) Any item which would be otherwise be treated as an Operating Expense, but which is paid by Tenant directly to the purveyor thereof;

(xix) Tax penalties and other penalties or fines with respect to taxes;

(xx) Costs arising from the negligence or willful misconduct of Landlord, except that costs arising from Landlord’s negligence are allowed to the extent that such losses could not have been covered by commercial general liability insurance;

(xxi) Costs incurred (including costs of repair or alteration) as the result of fire or other casualty or the exercise of the right of eminent domain by any governmental authority;

(xxii) Costs or expenses for sculpture, paintings, or other works of art, including costs incurred with respect to the purchase, ownership, leasing, showing, promotion, repair, and/or maintenance of same;

(xxiii) Costs of correcting or repairing defects in any equipment or in replacing defective equipment to the extent that such costs are covered by warranties of manufacturers, suppliers, or contractors, or are otherwise borne by parties other than Landlord;

(xxiv) Costs incurred in removing the property of former tenants and/or other occupants of the Building;

(xxv) Costs of any “tap fees” or one-time lump sum sewer or water connection fees for the Building;

(xxvi) Costs or fees relating to the defense of Landlord’s title to or interest in the Building, the Property, or any part thereof; and;

(d) No Obligation to Provide Services. The inclusion of any services, facilities, or improvements in Operating Expenses shall not be deemed to impose an obligation on Landlord to provide those services, facilities, or improvements unless otherwise required by this Lease,

3.9 Rent Payment Address. Tenant shall pay all Base Rent and Additional Monthly Rent under Section 3.1 hereof to Landlord, in advance, on or before the first day of each and every calendar month during the term of this Lease. Tenant shall pay all Rent to Landlord without notice, demand, deduction or offset, in lawful money of the United States of America, at the address for the payment of Rent specified in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate in writing.

ARTICLE 4

Use of the Premises

4.1 Permitted Use. Tenant shall use the Premises only for the Permitted Use of the Premises specified in the Basic Lease Information and no other purpose whatsoever. Tenant shall not do or permit to be done in, on or about the Premises, nor bring or keep or permit to be brought or kept therein, anything which is prohibited by or will in any way conflict with any law, ordinance, rule, regulation or order now in force or which may hereafter be enacted, or which is prohibited by any insurance policy carried by Landlord for the Premises, or will in any way increase the existing rate of, or disallow any fire rating or sprinkler credit, or cause a cancellation of, or affect any insurance for the Premises. Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or objectionable activity, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises or commit or suffer to be committed any waste in, on or about the Premises. Tenant shall not receive, store or otherwise handle any product or material that is explosive or highly inflammable except in accordance with all applicable laws.

4.2 Environmental Definitions. As used in this Lease, “Hazardous Material” shall mean any substance that is (a) defined under any Environmental Law as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant, (b) a petroleum hydrocarbon, including crude oil or any fraction or mixture thereof, (c) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant, or (d) otherwise regulated pursuant to any Environmental Law. As used in this Lease, “Environmental Law” shall mean all federal, state and local laws, statutes, ordinances, regulations, rules, judicial and administrative orders and decrees, permits, licenses, approvals, authorizations and similar requirements of all federal, state and local governmental agencies or other governmental authorities pertaining to the protection of human health and safety or the environment, now existing or later adopted during the term of this Lease. As used in this Lease, “Permitted Activities” shall mean the lawful activities of Tenant that are part of the ordinary course of Tenant’s business in accordance with the Permitted Use specified in the Basic Lease Information. As used in this Lease, “Permitted Materials” shall mean the materials that do not constitute Hazardous Materials and which are otherwise handled by Tenant in the ordinary course of conducting Permitted Activities.

4.3 Environmental Requirements. Tenant hereby agrees that: (a) Tenant shall conduct, or permit to be conducted, on the Premises only activities which are Permitted Activities; (b) Tenant shall not use, store or otherwise handle, or permit any use, storage or other handling of, any Hazardous Material on or about the Premises except with respect to Permitted Activities; (c) Tenant shall obtain and maintain in effect all permits and licenses required pursuant to any Environmental Law for Tenant’s specific activities on the Premises, and Tenant shall at all times comply with all applicable Environmental Laws; (d) Tenant shall not engage in the storage, treatment or disposal on or about the Premises of any Hazardous Material except for any temporary accumulation of waste generated in the course of Permitted Activities; (e) Tenant shall not install any aboveground or underground storage tank or any subsurface lines for the storage or transfer of any Hazardous Material; (f) Tenant shall not cause or permit to occur any release of any Hazardous Material or any condition of pollution or nuisance on or about the Premises, whether affecting surface water or groundwater, air, the land or the subsurface environment; (g) Tenant shall promptly remove from the Premises any Hazardous Material introduced, or permitted to be introduced, onto the Premises by Tenant except with respect to Permitted Activities; and (h) if any release of a Hazardous Material to the environment, or any condition of pollution or nuisance, occurs on or about or beneath the Premises except with respect to Permitted Activities as a result of any act or omission of Tenant or its agents, officers, employees, contractors, invitees or licensees, Tenant shall, at Tenant’s sole cost and expense, promptly undertake all remedial measures required to clean up and abate or otherwise respond to the release, pollution or nuisance in accordance with all applicable Environmental Laws. Tenant shall be permitted to use and store small quantities of methanol at the Premises in connection with Tenant’s business operations, provided that such storage and use shall at all times comply with applicable laws, ordinances, regulations, and rules relating to the storage, use, and disposal of such substance. Landlord and Landlord’s representatives shall have the right, but not the obligation, to enter the Premises at any reasonable time with adequate written notice for the purpose of inspecting the Premises in order to determine Tenant’s compliance with the requirements of this Lease and applicable Environmental Law.

(a) Tenant shall indemnify and defend Landlord against and hold Landlord harmless from all claims, demands, actions, judgments, liabilities, costs, expenses, losses, damages, penalties, fines and obligations of any nature (including reasonable attorneys’ fees and disbursements incurred in the investigation, defense or settlement of claims) that Landlord may incur as a result of, or in connection with, claims arising from the presence, use, storage, transportation, treatment, disposal, release or other handling, on or about or beneath the Premises, of any Hazardous Material, including but not limited to methanol, introduced or permitted on or about or beneath the Premises by any act or omission of Tenant or its agents, officers, employees, contractors, invitees or licensees. The liability of Tenant under this Section 4.3 shall survive the termination of this Lease with respect to acts or omissions that occur before such termination.

(b) Landlord shall indemnify and defend Tenant against and hold Tenant harmless from all claims, demands, actions, judgments, liabilities, costs, expenses, losses, damages, penalties, fines and obligations of any nature (including reasonable attorneys’ fees and disbursements incurred in the investigation, defense or settlement of claims) that Tenant may incur as a result of, or in connection with, claims arising from the presence, use, storage, transportation, treatment, disposal, release or other handling, on or about or beneath the Premises, of any Hazardous Material introduced or permitted on or about or beneath the Premises prior to the Commencement Date or by any act or omission for which Landlord shall not be entitled to indemnity under Section 4.3(a) hereof. The liability of Landlord under this Section 4.3 shall survive the termination of this Lease with respect to acts or omissions that occur before such termination.

(c) Notwithstanding the foregoing, but without limiting Tenant’s liability under this Section 4.3, Tenant shall be entitled to use at the Premises office supplies regularly used in the conduct of Tenant’s business so long as the same are purchased, used, stored and disposed of in accordance with applicable Environmental Laws.

4.4 Compliance With Laws.

(a) Tenant shall, at Tenant’s sole cost and expense, promptly comply with all laws, ordinances, rules, regulations, orders and other requirements of any government or public authority now in force or which may hereafter be in force, with all requirements of any board of fire underwriters or other similar body now or hereafter constituted, and with all directions and certificates of occupancy issued pursuant to any law by any governmental agency or officer, insofar as any thereof relate to or are required by the condition, use or occupancy of the Premises or the operation, use or maintenance of any personal property, trade fixtures, machinery, equipment or improvements in the Premises, but Tenant shall not be required to make structural changes unless structural changes are related to or required by Tenant’s acts or use of the Premises or by improvements made by or for Tenant.

(b) Landlord represents and warrants that Landlord shall complete construction of the Tenant Improvements in compliance with, (a) the applicable building codes; (b) all requirements of the Accessibility Guidelines under Title III of the Americans with Disabilities Act and the regulations promulgated under it in effect from time to time (collectively, the “ADA Requirements”); and (c) other applicable laws (including without limitation those applicable Laws relating to asbestos, soil and ground water condition), in each case as such matters in (a)-(c) are enforced, interpreted and applied to the Premises as of the Commencement Date.

4.5 Entry by Landlord. Landlord shall have the right to enter the Premises during Tenant’s normal business hours upon not less than 48 hours written notice to (a) inspect the Premises, (b) exhibit the Premises to prospective purchasers, lenders or tenants, (c) determine whether Tenant is performing all of Tenant’s obligations, (d) supply any service to be provided by Landlord, (e) post notices of nonresponsibility, and (f) make any repairs to the Premises, or make any repairs to any adjoining space or utility services, provided all such work shall be done as promptly as reasonably practicable and so as to cause as little interference to Tenant as reasonably practicable. Tenant shall be entitled to have an employee present during Landord’s entry onto the Premises except in the case of an emergency. Tenant waives all claims for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by such entry, provided that Landlord shall use reasonable efforts to minimize interference with Tenant’s business.

4.6 Common Areas.

(a) Definition. The term “Common Areas” is defined as all areas and facilities outside the Premises and within the exterior boundary line of the parcel or parcels of real property on which the Building is situated and interior utility raceways and installations within the Premises that are provided and designated by the Landlord from time to time for the general non-exclusive use of Landlord, Tenant and other tenants of the Property (if any) and their respective employees, suppliers, shippers, customers, contractors, and invitees, including parking areas, loading and unloading areas, trash areas, roadways, walkways, driveways, and landscaped areas.

(b) Tenant’s Rights. Landlord grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, contractors, customers, and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Landlord under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Property. Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the Common Areas. Any such storage shall be permitted only by the prior written consent of Landlord or Landlord’s designated agent, which consent may be revoked at any time. In the event that any unauthorized storage shall occur, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord.

(c) Changes. Landlord shall have the right, in Landlord’s sole discretion, from time to time:

(i) To make changes to the Common Areas, including, without limitation, changes in the location, size, shape, and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, and utility raceways, provided that any changes to the Common Areas shall not adversely affect Tenant’s use of or access to the Premises and shall not reduce the available parking for the Premises to less than approximately 3.5 parking spaces for every 1,000 square feet of Tenant’s rentable space in the Premises;

(ii) To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

(iii) To use the Common Areas while engaged in making additional improvements, repairs or alterations to the Property, or any portion thereof; and

(iv) To do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Property as Landlord may, in the exercise of sound business judgment, deem to be appropriate, provided that any change does not adversely affect Tenant’s use or enjoyment of the Premises or access thereto.

ARTICLE 5

Utilities and Services

5.1 Tenant’s Responsibilities. Tenant shall pay, directly to the appropriate supplier before delinquency, for all utilities and services supplied to the Premises, including but not limited to gas, electricity, garbage, water, and trash removal, together with all taxes, assessments, surcharges and similar expenses relating to such utilities and services. Landlord shall not be in default under this Lease or be liable for any damage or loss directly or indirectly resulting from, nor shall the rent be abated or a constructive or other eviction be deemed to have occurred by reason of, any interruption of or failure to supply or delay in supplying any such utilities and services, or any limitation, curtailment, rationing or restriction on use of water, electricity, gas or any resource or form of energy or other service serving the Premises whether such results from mandatory restrictions or voluntary compliance with guidelines.

5.2 Landlord’s Responsibilities. It is intended by Tenant and Landlord that Landlord has no responsibilities, in any manner whatsoever, to pay or facilitate suppliers to provide utilities and services to the Premises or any part thereof.

ARTICLE 6

Maintenance and Repairs

6.1 Obligations of Tenant.

(a) Excepting only the obligations of Landlord under Section 6.4, Tenant shall, at Tenant’s sole cost and expense and at all times, keep the Premises and every part thereof in good working order, condition and repair, including, without limiting the generality of the foregoing, all equipment or facilities serving the Premises, such as plumbing, heating, air conditioning, ventilating, chillers, cooling towers, roof package units, electrical, lighting facilities, boilers, fired or unfired pressure vessels, fire sprinkler and/or standpipe and hose or other automatic fire extinguishing system, including fire alarm and/or smoke detection systems and equipment, fire hydrants, fixtures, interior wails, ceilings, floors, windows, doors, plate glass, skylights, landscaping, driveways, parking lots, fences, signs and sidewalks located in, on, about, or adjacent to the Premises. Landlord warrants to Tenant that, to the best of Landlord’s knowledge, the Premises are not, and will not be as of the Commencement Date, in violation of any codes, regulations, ordinances or rules of any governmental agency. For a period of four (4) months after the Commencement Date, Landlord warrants that the plumbing and electrical systems of the Premises will be and remain in good operating condition and repair. For a period of twelve (12) months after the Commencement Date, Landlord warrants that the mechanical/HVAC system of the Premises will be and remain in good operating condition and repair. Tenant shall have the right, upon reasonable advance written notice to Landlord, to review any records or reports in Landlord’s possession relating to the condition of the portions of the Premises for which Tenant has a duty of maintenance and repair hereunder. If Tenant claims a breach of any of the foregoing warranties, Tenant shall promptly notify Landlord in writing, and Tenant’s sole and exclusive remedy for any such breach shall be to cause Landlord to repair the deficiency. A claim relating to a breach or purported breach of any warranty hereunder must be made by Tenant within ninety (90) days after the end of the applicable warranty period.

Tenant, in keeping the Premises in good working order, condition and repair, shall exercise and perform good maintenance practices. Tenant’s obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in the condition delivered to Tenant on the Commencement Date, subject to ordinary wear and tear. Tenant hereby waives the benefit of California Civil Code Sections 1932(1), 1941 and 1942 or under any similar law, statute or ordinance now or hereafter in effect. Notwithstanding anything to the contrary contained in this Lease, if any replacement or repair of the Premises, otherwise required to be performed by Tenant pursuant to the provisions of this Section 6.1 would be properly capitalized under generally accepted accounting principles and is not necessitated by Tenant’s particular use of, or alterations or improvements to, the Premises (each a “Capital Replacement”), then such Capital Replacement shall be performed by Landlord provided that Tenant shall be responsible for a fraction of the cost of any such Capital Replacement, the numerator of which shall equal the number of months then remaining in the Term of the Lease (including any exercised extension options but without regard to unexercised extension options) during the reasonably anticipated useful life of the Capital Replacement (which useful life shall be reasonably determined by Landlord in good faith for all purposes hereof), and the denominator of which shall equal the number of months in the reasonably anticipated useful life of such Capital Replacement. Tenant shall pay an amount reasonably estimated by the parties to be Tenant’s share of the cost of any such Capital Replacement prior to Landlord’s commencement of work thereon, and the parties shall make such adjustment payments and/or refunds, as applicable, as are appropriate following the completion thereof and Landlord’s submission to Tenant of reasonable evidence of the cost of such Capital Replacement. If any such Capital Replacement is made during the initial Term of this Lease or during the Option Term, Tenant’s extension of the Term of this Lease by exercise of a right to an Option Term shall be conditioned upon Tenant’s payment of the fraction of the cost of such Capital Replacement allocable to the Option Term concurrently with the exercise of such option to extend (or at the time of the determination that such Capital Replacement is required, if such determination is made following Tenant’s exercise of such option to extend), the numerator of which fraction shall be the number of months in the Option Term occurring during the reasonably anticipated useful life of such Capital Replacement and the denominator of which fraction shall equal the number of months in the reasonably anticipated useful life of such Capital Replacement.

Tenant shall, at Tenant’s sole cost and expense, procure and maintain contracts, with copies to Landlord, in customary form and substance for, and with contractors specializing and experienced in and complying with industry standards for, the inspection, maintenance and service of the following equipment and improvements, if any, located on the Premises: (i) heating, air conditioning and ventilation equipment and systems, (ii) boiler, fired or unfired pressure vessels, (iii) fire sprinkler and/or standpipe and hose or other automatic fire extinguishing systems, including fire alarm and/or smoke detection, (iv) drain maintenance and (v) asphalt and parking lot maintenance (collectively, the “Service Contracts.”) On or before the Commencement Date and each anniversary of the Commencement Date, Tenant will provide Landlord with reasonable satisfactory written evidence of Tenant’s compliance with the foregoing requirement for Service Contracts.

6.2 Obligations of Tenant at the End of the Term.

(a) Tenant shall, at the end of the Term, or upon the earlier termination of this Lease, surrender to Landlord the Premises and all alterations, additions, trade fixtures and improvements therein or thereto existing on the date hereof in the same condition as when received, ordinary wear and tear excepted. In the event of any damage to the Premises on account of the removal of any movable furniture, equipment, trade fixtures, computers, office machines or other personal property, as permitted by Section 7.2. Tenant shall repair such damage at its expense prior to the end of the Term.

(b) Section 7.2 contains the agreement of Landlord and Tenant with respect to the removal of Alterations to the Premises constructed after the date hereof.

6.3 Obligations of Landlord. Landlord shall, at Landlord’s sole cost and expense and at all times, keep all structural portions of the building foundation, structural portions of the exterior walls, structural portions of the roof, the roof membrane, and subsurface plumbing (as it relates to structural maintenance or repair), during the Term and all renewals thereof in good working order, condition and repair. Landlord shall be responsible for causing the parking areas and driveways of the Premises to be swept periodically, and for the maintenance of exterior landscaping, subject to reimbursement for the cost thereof pursuant to Section 3.1(b). Landlord slurry-coated a portion of the parking area adjacent to the Premises approximately two and one-half (2  1/2) years ago. Landlord will slurry-coat the remainder of such parking area (consisting of the rear of the parking area extending from approximately the back edge of the building in which the Premises is located to the rear boundary line of the parcel on which the Premises is located) within a reasonable time after the Commencement Date, weather permitting, and the cost thereof shall not be included as an Operating Expense. Additional costs to maintain or repair such parking areas shall be included as Operating Expenses. The foregoing obligations of Landlord shall not diminish or otherwise affect Tenant’s duty to maintain the non-structural portions of the Premises pursuant to Section 6.1(a). Landlord’s repairs will be at least equal in quality and workmanship to the original work and Landlord will make the repairs in accordance with all laws. There shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises or in or to fixtures, appurtenances and equipment therein. Notwithstanding the foregoing, Landlord agrees to use commercially reasonable efforts to perform repairs, improvements or alterations in such a manner as to minimize the inconvenience to Tenant’s business within the Premises. It is the intention of the Landlord and Tenant that the terms of this Lease govern the respective obligations of the Parties as to maintenance and repair of the Premises. Tenant and Landlord expressly waive the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease with respect to, or which affords Tenant the right to make repairs at the expense of Landlord or to terminate this Lease by reason of, any needed repairs, provided that, in an emergency, Tenant may make any repairs reasonably necessary to prevent damage to persons or property and be reimbursed the reasonable cost thereof by Landlord to the extent the same is not an Operating Expense or other expense that Tenant would be required to pay under this Lease. On the event Landlord fails to reimburse Tenant for such costs incurred by Tenant within ten (10) Business Days after Landlord’s receipt of written notice from Tenant, together with supporting invoices and evidence of Tenant’s payment thereof, Tenant shall have the right to offset such costs against rent next due under this Lease.

6.4 Landlord’s Failure to Make Repairs. If Landlord fails to take any action which Landlord is obligated to take to provide repairs and/or maintenance to the Premises as set forth in Section 6.4 of this Lease, Tenant may deliver written notice thereof to Landlord (“Repair Notice”). The Repair Notice must specifically describe the action that is required of Landlord to satisfy the requirements of Section 6.4 with respect to the Premises and must specify a reasonable date on which Tenant intends to commence self-help action if Landlord fails to commence the repair. If Landlord fails to take or commence to take (and diligently pursue to completion) the required action within a reasonable time frame based on the nature of the repair of receiving the Repair Notice, then Tenant may, subject to the terms of this Section 6.5, proceed to take the required action with respect to the Premises (but solely on its own behalf, and not as the agent of Landlord). Landlord will reimburse Tenant for Tenant’s reasonable out-of-pocket costs and expenses in taking such action within thirty (30) days after receiving an invoice from Tenant setting forth a reasonably particularized breakdown of such costs and expenses. Landlord shall not be liable for any failure to make any such repairs, or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant.

ARTICLE 7

Alteration of the Premises

7.1 No Alterations by Tenant. Tenant shall not make any alterations, additions, deletions or improvements in or to the Premises or any part thereof (collectively, “Alterations”), including attaching any trade fixtures or equipment thereto, without Landlord’s prior written consent, which shall not be unreasonably withheld. However, Tenant may make Alterations (other than those involving the removal or deletion of existing improvements) which comply with the Design Criteria (as defined below) and without Landlord’s consent if the total cost of such Alterations is Fifty Thousand Dollars ($50,000.00) or less and such Alterations do not affect building systems, the structure or roof of the Premises or the exterior aesthetics of the Premises, provided that Tenant shall notify Landlord prior to the commencement of construction of any such Alteration pursuant to Section 7.1(c) below. All Alterations in or to the Premises for which Landlord’s consent is required (except improvements made by Landlord pursuant to Exhibit B, if any) shall be made by Tenant at Tenant’s sole cost and expense as follows:

(a) Tenant shall submit to Landlord, for Landlord’s written approval, complete plans and specifications for all Alterations to be done by Tenant. Such plans and specifications shall be prepared by responsible licensed architect(s) and engineer(s), shall comply with all applicable codes, laws, ordinances, rules and regulations, shall not affect the structure or the structural integrity of the Premises or any systems, components or elements of the Premises, shall demonstrate that the exterior appearance of the Premises will not be affected by such Alterations, shall be in a form sufficient to secure the approval of all government authorities with jurisdiction over the Premises, and shall not adversely affect the aesthetics of the exterior of the Premises (individually and collectively, the “Design Criteria”). If Landlord fails to approve the proposed Alternation within ten (10) days after such submission, Landlord shall be deemed to have disapproved the proposed Alteration.

(b) Tenant shall obtain all required permits for the Alterations. Tenant shall engage responsible licensed contractor(s) and subcontractor(s) to perform all work. The contractor(s) shall be subject to Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall perform all work in accordance with the plans and specifications reasonably approved by Landlord, in a good and workmanlike manner, in full compliance with all applicable laws, codes, ordinances, rules and regulations, and free and clear of any mechanics’ liens. Tenant shall pay for all work (including the cost of all utilities, permits, fees, taxes, and property and liability insurance premiums in connection therewith) required to make the Alterations. Tenant shall pay to Landlord all direct out-of-pocket costs reasonably incurred in connection with the review, approval and supervision of any Alterations made by Tenant requiring Landlord’s consent, such amount not to exceed One Thousand Dollars ($1,000.00.) Under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expense incurred by Tenant on account of design of any work, construction of any work, or delay in completion of any work. All work of the Alterations, regardless of whether Landlord’s consent is required, shall be performed in accordance with any reasonable conditions or regulations imposed by Landlord.

(c) In addition to any other notice required or permitted under this Lease, Tenant shall give at least fifteen (15) business days prior written notice to Landlord of the date on which construction of any Alterations will be commenced. Tenant shall keep the Premises free from mechanics’ materialmen’s and all other liens arising out of any work performed, labor supplied, materials furnished or other obligations incurred by Tenant. Tenant shall promptly and fully pay and discharge all claims on which any such lien could be based. Tenant shall have the right to contest the amount or validity of any such lien, provided Tenant gives prior written notice of such contest to Landlord, prosecutes such contest by appropriate proceedings in good faith and with diligence, and, upon request by Landlord, furnishes such bond as may be required by law or such security as Landlord may require to protect the Premises from such lien. Landlord shall have the right to post and keep posted on the Premises any notices that may be provided by law or which Landlord may deem to be proper for the protection of Landlord, the Premises from such liens, and to take any other action Landlord deems necessary to remove or discharge liens or encumbrances at the expense of Tenant.

(d) In connection with any Alterations performed by Tenant in accordance with this Section 7.1, upon completion of any such work, at Landlord’s request, Tenant agrees to prepare and Landlord shall execute if factually correct, and Tenant shall cause a Notice of Completion to be recorded in the County Recorder’s Office in accordance with Section 3093 of the Civil Code of the State of California or any successor statute. On completion of the work, shall deliver to Landlord both a hard copy and copy on CAD Diskette of the “as built” plan and specifications (including working drawings) for all Alterations. Promptly following the completion of any Alterations, Tenant shall deliver to Landlord a copy of any signed-off permits, inspection cards or other documentation, if any is required and available given the nature of the Alteration, evidencing governmental approval of completion of the work. Any supervision by Landlord of Alterations shall in no event constitute Landlord’s approval of the work so performed.

7.2 Landlord’s Property. All Alterations, including Alterations made pursuant to Exhibit B, whether temporary or permanent in character, made in or to the Premises by Landlord or Tenant shall become part of the Premises and Landlord’s property, except that Alterations made and paid for by Tenant (excluding any Tenant Improvements described in Section 2.2 and Exhibit “B”) shall be deemed to be owned by Tenant during the Term and be subject to removal at Tenant’s expense at the expiration or termination of the Lease at Landlord’s Option. Upon termination of this Lease, Landlord may require Tenant to remove any Alterations to which Landlord consented under Section 7.1 if, at the time of such consent, Landlord notified Tenant in writing that Landlord would require or reserving the right to require such removal at the end of the Term or earlier termination of the Lease. Upon termination of this Lease, Landlord shall have the right, at Landlord’s option, by giving written notice to Tenant at any time before or within sixty (60) days after such termination, to retain all such Alterations in the Premises, without compensation to Tenant, or to remove all such Alterations, repair all damage caused by any such removal, and restore the Premises to the condition in which the Premises existed before such Alterations were made. In the latter case, Tenant shall pay to Landlord, upon billing by Landlord, the cost of such removal, repair and restoration (including a reasonable charge for Landlord’s overhead and profit) of any Alterations which Tenant was required to remove pursuant to this Section 7.2. All movable furniture, equipment, trade fixtures, computers, office machines and other personal property shall remain the property of Tenant. Upon termination of this Lease, Tenant shall, at Tenant’s expense, remove all such movable furniture, equipment, trade fixtures, computers, office machines and other personal property from the Premises and repair all damage caused by any such removal.

ARTICLE 8

Indemnification and Insurance

8.1 Damage or Injury. Landlord shall not be liable to Tenant, and Tenant hereby waives all claims against Landlord, for any damage to or loss or theft of any property or for any bodily or personal injury, illness or death of any person in, on or about the Premises arising at any time after the Commencement Date through and including the Expiration Date or earlier termination of this Lease and from any cause whatsoever, except to the extent caused by the gross negligence or willful misconduct of Landlord.

(a) Tenant shall indemnify and defend Landlord against and hold Landlord harmless from all claims, demands, liabilities, damages, losses, costs and expenses, including reasonable attorneys’ fees and disbursements, arising from or related to (i) any use or occupancy of the Premises or any condition of the Premises, excepting any conditions which existed prior to the Commencement Date, (ii) any default in the performance of Tenant’s obligations under this Lease, (iii) any damage to any property (including property of employees and invitees of Tenant), excepting any casualty loss which is required to be insured against by Landlord pursuant to this Lease, or (iv) any bodily or personal injury, illness or death of any person (including employees and invitees of Tenant), in each case which occurs in, on or about the Premises or any part thereof arising at any time after the Commencement Date through and including the Expiration Date or earlier termination of this Lease and from any cause whatsoever (except to the extent caused by the gross negligence or willful misconduct of Landlord), or which occurs in, on or about any other part of the Premises to the extent caused by any act or omission of Tenant or its agents, officers, employees, contractors, invitees or licensees. This Section 8.1 shall survive the termination of this Lease with respect to any damage, bodily or personal injury, illness or death occurring prior to such termination.

(b) Landlord shall indemnify, defend, protect, and hold harmless Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, shareholders, employees and agents from any and all loss, cost, damage, expense and liability including without limitation court costs and reasonable attorneys’ fees arising out of or in connection with (i) any breach or default by Landlord in the performance of any of its obligations under this Lease or (ii) Landlord’s gross negligence or willful misconduct.

8.2 Insurance Coverages and Amounts. Tenant shall, at all times during the term of this Lease and at Tenant’s sole cost and expense, obtain and keep in force the insurance coverages and amounts set forth in this Section 8.2. Tenant shall maintain commercial general liability insurance, including contractual liability for the obligations of Tenant in this Lease, broad form property damage liability, fire legal liability, premises and completed operations, and medical payments, with limits not less than one million dollars ($1,000,000) per occurrence and aggregate, insuring against claims for bodily injury, personal injury and property damage arising from the use, occupancy or maintenance of the Premises. The policy shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke or fumes from a hostile fire. Any general aggregate shall apply on a per location basis. Tenant shall maintain business auto liability insurance with limits not less than Two Million Dollars ($2,000,000) per accident covering owned, hired and non-owned vehicles used by Tenant. Tenant shall maintain umbrella excess liability insurance on a following form basis in excess of the required commercial general liability, business auto and employer’s liability insurance with limits not less than Ten Million Dollars ($10,000,000) per occurrence and aggregate. Tenant shall carry workers’ compensation insurance for all of its employees in statutory limits in the state in which the Premises is located and employers liability insurance which affords not less than Five Hundred Thousand Dollars ($500,000) for each coverage. If required by Landlord, Tenant shall maintain boiler and machinery insurance against loss or damage from an accident from the equipment in the Premises in an amount determined by Landlord and plate, glass insurance coverage against breakage of plate glass in the Premises. Any deductibles selected by Tenant shall be the sole responsibility of Tenant. Landlord will not be liable for any loss to Tenant’s personal property, however caused, excepting only such loss caused by the intentional acts or omissions of Landlord.

8.3 Insurance Requirements. All insurance and all renewals thereof shall be issued by companies with a rating of at least “A-” “VII” or better in the current edition of Best’s Insurance Reports and be licensed to do and doing business in the state in which the Premises is located. Each policy shall expressly provide that the policy shall not be canceled or coverage reduced without thirty (30) days’ prior written notice to Landlord and shall remain in effect notwithstanding any such cancellation or alteration until such notice shall have been given to Landlord and such period of thirty (30) days shall have expired. All liability insurance (except employers liability) shall name Landlord and any other parties reasonably designated by Landlord (including any investment manager, asset manager or property manager) in writing as an additional insured, shall be primary and noncontributing with any insurance which may be carried by Landlord, shall afford coverage for all claims based on any act, omission, event or condition that occurred or arose (or the onset of which occurred or arose) during the policy period, and shall expressly provide that Landlord, although named as an insured, shall nevertheless be entitled to recover under the policy for any covered loss, injury or damage to Landlord. All property insurance shall name Landlord as loss payee as respects Landlord’s interest in any improvements and betterments. Tenant shall deliver certificates of insurance, or other reasonable written evidence of the required coverage, acceptable to Landlord, to Landlord at least ten (10) days before the Commencement Date and before expiration of each policy. If Tenant fails to insure or fails to furnish any such insurance certificate, Landlord shall have the right from time to time, after written notice to Tenant and reasonable opportunity to cure to effect such insurance for the benefit of Tenant or Landlord or both of them, and Tenant shall pay to Landlord on written demand, as Additional Rent, all premiums paid by Landlord.

8.4 Subrogation. Tenant waives on behalf of all insurers under all policies of property insurance now or hereafter carried by Tenant insuring or covering the Premises, or any portion or any contents thereof, or any operations therein, all rights of subrogation which any such insurer might otherwise, if at all, have to any claims of Tenant against Landlord. Landlord waives on behalf of all insurers under all policies of property insurance now or hereafter carried by Landlord insuring or covering the Premises, or any portion or any contents thereof, or any operations therein, all rights of subrogation which any such insurer might otherwise, if at all, have to any claims of Landlord against Tenant. Tenant and Landlord shall procure from each of the insurers under all policies of property insurance now or hereafter carried by Tenant and Landlord insuring or covering the Premises, or any portion or any contents thereof, or any operations therein, a waiver of all rights of subrogation which the insurer might otherwise, if at all, have to any claims against the other as required by this Section 8.4.

8.5 Landlord’s Fire and Casualty Insurance. Landlord shall insure the Premises against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine, provided that such coverage shall (i) be for full replacement of the Premises in compliance with all then existing applicable law;(ii) provide for rent continuation insurance equal to not less than twelve (12) months’ rent; and (iii) be with companies and have policies meeting the criteria set forth in Section 8.3 in this Lease. No insurance carried by Landlord shall cover Tenant’s trade fixtures, equipment or personal property. At the sole option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders or any mortgages or deeds of trust encumbering the interest of Landlord in the Premises.

ARTICLE 9

Assignment or Sublease

9.1 Prohibition. Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), assign this Lease or any interest herein or sublease the Premises or any part thereof, or permit the use or occupancy of the Premises by any person or entity other than Tenant, except as provided in Section 9.7. Tenant shall not without the prior written consent of Landlord, pledge, mortgage or hypothecate this Lease or any interest herein. This Lease shall not, nor shall any interest herein, be assignable as to the interest of Tenant involuntarily or by operation of law without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed). For purposes of this Lease, any of the following transfers on a cumulative basis shall constitute an assignment of this Lease that requires the prior written consent of Landlord: if Tenant is a corporation, the transfer of more than forty-nine percent (49%) of the stock of the corporation; if Tenant is a partnership, the transfer of more than forty-nine percent (49%) of the capital or profits interest in the partnership; and if Tenant is a trust, the transfer of more than forty-nine (49%) of the beneficial interest under the trust. However, if Tenant is a corporation with equity securities registered under Section 12 of the Securities Exchange Act of 1934, then a transfer of such securities shall not be deemed an assignment of this Lease for which Landlord’s consent is required. Any of the foregoing acts without such prior written consent of Landlord shall be void and shall, at the option of Landlord, constitute a default that entitles Landlord to terminate this Lease. Tenant agrees that the instrument by which any assignment or sublease to which Landlord consents is accomplished shall expressly provide that the assignee or subtenant will perform all of the covenants to be performed by Tenant under this Lease (in the case of a sublease, only insofar as such covenants relate to the portion of the Premises subject to such sublease) as and when performance is due after the effective date of the assignment or sublease. Any purported assignment or sublease without an instrument containing the foregoing provisions shall be void. Tenant shall in all cases remain liable for the performance by any assignee or subtenant of all such covenants.

9.2 Landlord’s Consent or Termination. If Tenant wishes to assign this Lease or sublease all or any part of the Premises, Tenant shall give written notice to Landlord identifying the intended assignee or, subtenant by name and address and specifying all of the terms of the intended assignment or sublease together with a check for one thousand dollars ($1,000.00) to cover the attorneys’ fees and other costs to be incurred by Landlord in connection with any such request. Tenant shall simultaneously give Landlord such additional information concerning the intended assignee or subtenant (including complete financial statements and a business history) and the intended assignment or sublease (including true copies thereof) as Landlord requests. If Tenant proposes to assign the Lease or sublease the entire Premises for the remainder of the Term, Landlord shall have the right, to be exercised by giving written notice to Tenant within ten (10) days after receipt of Tenant’s notice, to either recapture the Premises and thereby terminate this Lease as of a date stated in such recapture notice that is not less that thirty (30) days thereafter, or to consent to or refuse consent to the proposed assignment or sublease. If Landlord does not elect to recapture the Premises or if Tenant’s notice does not give Landlord the right to recapture the Premises hereunder,

Landlord shall have the right, by giving written notice to Tenant, (a) to consent in writing to the intended assignment or sublease, or (b) to withhold its consent, provided such consent is not unreasonably withheld. If Landlord fails to notify Tenant of its election within such fifteen (15) day period, Landlord will be deemed to have consented to the proposed assignment or sublease. The foregoing right of Landlord to recapture the Premises shall not apply, however, to an assignment or sublease to an Affiliate (as defined in Section 9.7 of this Lease.)

9.3 Completion. If Landlord consents in writing, Tenant may complete the intended assignment or sublease subject to the following covenants: (a) the assignment or sublease shall be on substantially the same terms as set forth in the written notice given by Tenant to Landlord, (b) no assignment or sublease shall be valid and no assignee or subtenant shall take possession of the Premises or any part thereof until an executed duplicate original of such assignment or sublease, in compliance with Section 9.1 hereof, has been delivered to Landlord, (c) no assignee or subtenant shall have a right further to assign or sublease except in accordance with the provisions contained in this Lease and (d) one-half ( 1/2) of the “excess rent” (as hereinafter defined) derived from such assignment or sublease shall be paid to Landlord. Such excess rent shall be deemed to be, and shall be paid by Tenant to Landlord as, Additional Rent. Tenant shall pay such excess rent to Landlord within thirty (30) days of becoming due and payable to Landlord. As used in this Section 9.3, “excess rent” shall mean all rent, additional rent or other consideration actually paid by such assignee or subtenant in connection with the transfer in excess of the Base Rent and Additional Monthly Rent payable by Tenant under this Lease during the term of the transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the transfer, (ii) any rent abatement and other concessions reasonably provided to the assignee or subtenant and (iii) any reasonable legal expenses, marketing expenses, and brokerage commissions in connection with the transfer (collectively the “Transfer Costs”). For the purposes of calculating the excess rent on a monthly basis, (A) Transfer Costs shall not be amortized over the remaining term of this Lease, but shall be deemed entirely incurred when paid and (B) Transfer Costs shall be repaid to Tenant in their entirety from Rent payable from any assignee or subtenant prior to payment to Landlord of any excess rent; upon such payment in full of all Transfer Costs from amounts actually received from any assignee or subtenant the excess rent shall be payable to Landlord without reference thereto.

9.4 Tenant Not Released. No assignment or sublease whatsoever shall release Tenant from Tenant’s obligations and liabilities under this Lease or alter the primary liability of Tenant to pay all rent and to perform all obligations to be paid and performed by Tenant. No assignment or sublease shall amend or modify this Lease in any respect, and every assignment and sublease shall be subject and subordinate to this Lease. The acceptance of rent by Landlord from any other person or entity shall not be deemed to be a waiver by Landlord of any provision of this Lease. Consent to one assignment or sublease shall not be deemed consent to any subsequent assignment or sublease. If any assignee, subtenant or successor of Tenant defaults in the performance of any obligation to be performed by Tenant under this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant or successor. Landlord may consent to subsequent assignments or subleases or amendments or modifications to this Lease with assignees, subtenants or successors of Tenant, without notifying Tenant or any successor of Tenant and without obtaining any consent thereto from Tenant or any successor of Tenant, and such action shall not release Tenant from liability under this Lease.

9.5 Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed assignment and/or subletting. The parties hereby agree that the reasons under this Lease and under any applicable law for Landlord to withhold consent to any proposed assignment or subleasing shall include, but not be limited to:

(a) That the assignee or sublessee intends to use the Premises for purposes which are not permitted under this Lease.

(b) That assignee or sublessee is of a character or reputation or engaged in a business which is not consistent with the quality of the Premises;

(c) That assignee or sublessee is either a governmental agency or instrumentally thereof unless Landlord, with respect to the Premises, has leased space to, or approved subleases with, comparable (in terms of use, security issues, express or implied power of eminent domain, reputation, character and size of space in the Premises) governmental agencies or instrumentalities thereof;

(d) That assignee or sublessee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the assignment or sublease on the date consent is requested; and,

(e) Tenant is in default under this Lease.

9.6 Remedies. If Tenant assigns or sublets without Landlord’s consent, such an assignment or subleasing shall be null and void and Landlord may exercise its rights and remedies under this Lease.

9.7 Certain Permitted Transfers. Tenant shall have the right to assign its interest in this Lease, or to sublet a portion of the Premises, without Landlord’s prior consent, to an Affiliate of Tenant; provided, that (ii) the Affiliate or sublessee shall utilize the Premises for the same purposes for which Tenant was utilizing the Premises at the time of transfer and (v) Tenant shall not be relieved of any of its obligations under this Lease on account of such transfer. All of the other provisions of this Article 9 shall be applicable to such assignment or subletting, other than the requirement for Landlord’s consent. As used herein “Affiliate” shall mean means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Tenant; (i) a corporation which owns all or substantially all of the outstanding voting stock of Tenant, (ii) a corporation which is wholly owned by Tenant or (iii) a corporation which is wholly owned by the corporation which wholly owns Tenant. There shall be no obligation to pay excess rent with respect to any transfer to an Affiliate.

ARTICLE 10

Events of Default and Remedies

10.1 Default by Tenant. The occurrence of any one or more of the following events beyond all applicable notice and cure periods (“Event of Default”) shall constitute a breach of this Lease by Tenant:

(a) Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, Tenant fails to pay any Base Rent, or any Additional Monthly Rent, or any Additional Rent or other amount of money or charge payable by Tenant hereunder within five (5) days after Landlord gives Tenant written notice of the default, which written notice shall be in lieu of any three-day or other notice required or permitted to be given for nonpayment of rent; or

(b) Tenant fails to perform or breaches any other agreement or covenant of this Lease to be performed or observed by Tenant as and when performance or observance is due and such failure or breach continues for more than thirty (30) days after Landlord gives written notice thereof to Tenant; provided, however, that if, by the nature of such agreement or covenant, such failure or breach cannot reasonably be cured within such period of thirty (30) days, an Event of Default shall not exist as long as Tenant commences with due diligence and dispatch the curing of such failure or breach within such period of thirty (30) days and, having so commenced, thereafter prosecutes with diligence and dispatch and thereafter diligently proceeds to rectify and cure said default as soon as possible; and provided further that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161. Notwithstanding the foregoing, the parties agree that Tenant’s failure to maintain any insurance coverage required by this Lease is a non-curable default; or

(c) Tenant (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction, (ii) makes an assignment for the benefit of its creditors, or (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of Tenant or of any substantial part of Tenant’s property; or

(d) Without consent by Tenant, a court or government authority enters an order, and such order is not vacated within thirty (30) days, (i) appointing a custodian, receiver, trustee or other officer with similar powers with respect to Tenant or with respect to substantially all of Tenant’s property, or (ii) constituting an order for relief or approving a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction, or (iii) ordering the dissolution, winding-up or liquidation of Tenant.

(e) This Lease or any estate of Tenant hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within thirty (30) days; or

(f) Tenant abandons the Premises, provided that Tenant may vacate the Premises once during the Terms for a period of not more than one hundred eighty (180) days without such vacation being deemed an abandonment so long as Tenant continues to comply with the terms of this Lease and provides reasonable security for the protection of the Premises.

10.2 Termination. In the event of any such Event of Default by Tenant, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder and to remove Tenant from the Premises. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:

(a) the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(b) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform his obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

As used in Subsection 10.2(a) and (b) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate. As used in Subsection 10.2(c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

10.3 Continuation. Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

10.4 Remedies Cumulative. Upon the occurrence of an Event of Default, Landlord shall have the right to exercise and enforce all rights and remedies granted or permitted by law. The remedies provided for in this Lease are cumulative and in addition to all other remedies available to Landlord at law or in equity by statute or otherwise. Exercise by Landlord of any remedy shall not be deemed to be an acceptance of surrender of the Premises by Tenant, either by agreement or by operation of law. Surrender of the Premises can be effected only by the written agreement of Landlord and Tenant.

10.5 Tenant’s Primary Duty. All agreements and covenants to be performed or observed by Tenant under this Lease shall be at Tenant’s sole cost and expense and without any abatement of rent. If Tenant fails to pay any sum of money to be paid by Tenant or to perform any other act to be performed by Tenant under this Lease after written notice and opportunity to cure, Landlord shall have the right, but shall not be obligated, and without waiving or releasing Tenant from any obligations of Tenant, to make any such payment or to perform any such other act on behalf of Tenant in accordance with this Lease. All sums so paid by Landlord and all costs incurred or paid by Landlord shall be deemed Additional Rent hereunder.

10.6 Abandoned Property. Following the expiration or earlier termination of this Lease, any movable furniture, equipment, trade fixtures or personal property belonging to Tenant and left in the Premises shall, at the option of the Landlord, be deemed to be abandoned, and Landlord shall have the right to use, sell or otherwise dispose of such personal property in any commercially reasonable manner and in accordance with all applicable laws.

10.7 Landlord Default. If Landlord defaults under this Lease, Tenant shall give written notice to Landlord specifying such default with particularity, and Landlord shall have thirty (30) days after receipt of such notice within which to cure such default; provided, that if by the nature of the obligation of which Landlord is in default the default cannot reasonably be cured within such period of thirty (30) days, Landlord shall not be deemed in default hereunder so long as it commences with due diligence and dispatch the curing of such default within such period of thirty (30) days and, having so commenced, thereafter prosecutes with diligence and dispatch and completes the curing of such default within a reasonable period after Tenant’s notice.

ARTICLE 11

Damage or Destruction

11.1 Restoration. If the Premises, or any part thereof, is damaged by fire or other casualty before the Commencement Date or during the Term of this Lease, and this Lease is not terminated pursuant to Section 11.2 hereof, Landlord shall repair such damage and restore the Premises (but not the Tenant Improvements or any Alterations or any of Tenant’s personal property, equipment or trade fixtures) to substantially the same condition in which the Premises existed before the occurrence of such fire or other casualty and this Lease shall, subject to this Section 11.1, remain in full force and effect. If Landlord is obligated or elects to make such repairs pursuant to Section 11.2 below, Tenant shall pay to Landlord prior to Landlord’s commencement of such repair work all insurance proceeds received by Tenant applicable to the work which Landlord is required or elects to perform. All such payments from Tenant to Landlord shall be made within ten (10) business days of demand from Landlord. If such fire or other casualty damages the Premises and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s agents, officers, employees, contractors, licensees or invitees, then, during the period the Premises are rendered unusable by such damage, Tenant shall be entitled to a reduction in Base Rent in the proportion that the area of the Premises rendered unusable by such damage bears to the total area of the Premises (i) during the period of Landlord’s work and until the same is substantially completed and (ii) during the period when Tenant is repairing the damage which it is responsible to repair. Landlord shall not be obligated to repair any damage to, or to make any replacement of, any Alterations, movable furniture, equipment, trade fixtures or personal property in the Premises.

11.2 Termination of Lease. If the Premises, or any part thereof, is damaged by fire or other casualty during the Term of this Lease and (a) such fire or other casualty occurs during the last twelve (12) months of the Term of this Lease (and Tenant has not elected to or does not extend the Term pursuant to and within the time period set forth in Exhibit D) and the repair and restoration work to be performed by Landlord in accordance with Section 11.1 hereof cannot, as reasonably estimated by Landlord within thirty (30) days after the damage occurs, be completed within four (4) months after the occurrence of such fire or other casualty, or (b) the repair and restoration work to be performed by Landlord in accordance with Section 11.1 hereof cannot, as reasonably estimated by Landlord, be completed within one (1) year after the occurrence of such fire or other casualty (the “Completion Estimate”), then, in any such event, both Landlord and Tenant shall have the right, by giving written notice to the other within thirty (30) days after delivery of the Completion Estimate, to terminate this Lease as of the date of such notice. Upon any such termination of this Lease pursuant to this Section 11.2, both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term. If neither Landlord nor Tenant exercises the right to terminate this Lease in accordance with this Section 11.2, Landlord shall repair such damage and restore the Premises in accordance with Section 11.1 hereof and this Lease shall, subject to Section 11.1 hereof, remain in full force and effect.

11.3 Exclusive Remedy. This Article 11 shall be Tenant’s sole and exclusive remedy in the event of damage or destruction to the Premises, and Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases Tenant’s rights under California Civil Code Sections 1932(2) and 1933(4). Except as set forth in this Lease, no damages, compensation or claim shall be payable by Landlord for any inconvenience, any interruption or cessation of Tenant’s business, or any annoyance, arising from any damage to or destruction of all or any portion of the Premises.

ARTICLE 12

Eminent Domain

12.1 Condemnation. Landlord and Tenant shall each have the right to terminate this Lease if any more than 25% of the Building Area of the Premises or if more than ten percent (10%) of the parking area is taken by exercise of the power of eminent domain and the balance of the Building Area or the parking area is not suitable for Tenant’s intended use, before the Commencement Date or during the Term of this Lease. In each such case, Landlord or Tenant shall exercise such termination right by giving written notice to the other within thirty (30) days after the date of such taking. If either Landlord or Tenant exercises such right to terminate this Lease in accordance with this Section 12.1, this Lease shall terminate as of the date of such taking and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term. If neither Landlord nor Tenant exercises such right to terminate this Lease in accordance with this Section 12.1, this Lease shall terminate as to the portion of the Premises so taken as of the date of such taking and shall remain in full force and effect as to the portion of the Premises not so taken, and the Base Rent shall be reduced as of the date of such taking in the proportion that the area of the Premises so taken bears to the total area of the Premises and an appropriate adjustment shall be made to Tenant’s share of Property Taxes and Insurance Costs incurred with respect to the Premises as a whole. If all of the Premises are taken by exercise of the power of eminent domain before the Commencement Date or during the Term of this Lease, this Lease shall terminate as of the date of such taking.

12.2 Award. If all or any part of the Premises is taken by exercise of the power of eminent domain, all awards, compensation, damages, income, rent and interest payable in connection with such taking shall, except as expressly set forth in this Section 12.2, be paid to and become the property of Landlord, and Tenant hereby assigns to Landlord all of the foregoing. Without limiting the generality of the foregoing, Tenant shall have no claim against Landlord or the entity exercising the power of eminent domain for the value of the leasehold estate created by this Lease or any unexpired term of this Lease. Tenant shall have the right to claim and receive directly from the entity exercising the power of eminent domain only the share of any award determined to be owing to Tenant for the taking of improvements installed in the portion of the Premises so taken by Tenant at Tenant’s sole cost and expense based on the unamortized cost actually paid by Tenant for such improvements, for the taking of Tenant’s movable furniture, equipment, trade fixtures and personal property, for loss of goodwill, for interference with or interruption of Tenant’s business, or for removal and relocation expenses.

12.3 Temporary Use. Notwithstanding Sections 12.1 and 12.2 hereof to the contrary, if the use of all or any part of the Premises is taken by exercise of the power of eminent domain during the term of this Lease on a temporary basis for a period less than the term of this Lease remaining after such taking, this Lease shall continue in full force and effect, Tenant shall continue to pay all of the rent and to perform all of the covenants of Tenant in accordance with this Lease, to the extent reasonably practicable under the circumstances, and the condemnation proceeds in respect of such temporary taking shall be paid to Tenant.

12.4 Definition of Taking. As used herein, a “taking” means the acquisition of all or part of the Premises for a public use by exercise of the power of eminent domain or voluntary conveyance in lieu thereof and the taking shall be considered to occur as of the earlier of the date on which possession of the Premises (or part so taken) by the entity exercising the power of eminent domain is authorized as stated in an order for possession or the date on which title to the Premises (or part so taken) vests in the entity exercising the power of eminent domain.

12.5 Exclusive Remedy. This Article 12 shall be Tenant’s sole and exclusive remedy in the event of a taking or condemnation. Tenant hereby waives the benefit of California Code of Civil Procedure Section 1265.130.

ARTICLE 13

Subordination and Sale

13.1 Subordination. This Lease shall be subject and subordinate at all times to the hen of all deeds of trust securing any amount or amounts whatsoever which may now exist or hereafter be placed on or against the Premises or on or against Landlord’s interest or estate therein, all without the necessity of having further instruments executed by Tenant to effect such subordination. Notwithstanding the foregoing, in the event of a foreclosure of any such deed of trust or of any other action or proceeding for the enforcement thereof, or of any sale thereunder, this Lease shall not be terminated or extinguished, nor shall the rights and possession of Tenant hereunder be disturbed, if no Event of Default then exists under this Lease, and Tenant shall attorn to the person who acquires Landlord’s interest hereunder through any such deed of trust. Within ten (10) Business Days after written request by the Landlord, Tenant will in writing subordinate its rights hereunder to the lien of any mortgage or deed of trust, to any bank, insurance company or other lender, not or hereafter in force against the Premises, and to all advances made or hereafter to be made upon the security thereof. The form of any such writing shall contain such terms and conditions as are reasonably acceptable to such bank, insurance company or other lender. Within ten (10) Business Days after written request therefore, Tenant shall execute and deliver to Landlord or to Landlord’s current lender, City National Bank, a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit E to this Lease, and Landlord shall within thirty (30) days thereafter, deliver a fully-signed copy of such agreement to Tenant. If such agreement is not timely delivered to Tenant, Tenant shall have the right to terminate this Lease upon ten (10) days written notice to Landlord unless Landlord delivers the agreement to Tenant within said 10-days notice period, in which case this Lease shall remain in full force and effect.

13.2 Sale of the Premises. If the original Landlord hereunder, or any successor owner of the Premises, sells or conveys the Premises, all liabilities and obligations on the part of the original Landlord, or such successor owner, under this Lease accruing after such sale or conveyance shall terminate and the original Landlord, or such successor owner, shall automatically be released therefrom, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant agrees to attorn to such new owner.

13.3 Estoppel Certificate. At any time and from time to time, each of Landlord and Tenant shall, within ten (10) business days after written request by the other, execute, acknowledge and deliver to the other a certificate certifying: (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and stating the date and nature of each modification); (b) the Commencement Date and the Expiration Date determined in accordance with Article 2 hereof and the date, if any, to which all rent and other sums payable hereunder have been paid; (c) that no notice has been received by the party giving the certificate of any default by the other party hereunder which has not been cured, except as to defaults specified in such certificate; (d) that the other party hereunder is not in default under this Lease, except as to defaults specified in such certificate; and (e) such other matters as may be reasonably requested by the requesting party. Landlord may give any such statement by Tenant to any lender, prospective lender, investor, purchaser of all or any part of Landlord or its assets, and any such party may conclusively rely upon such statement as being true and correct in all material respects. Tenant may give any such statement by Landlord to any lender, prospective lender, investor, or transferee of all or any portion of Tenant’s interest in the Lease and the Premises, and any such party may conclusively rely upon such statement as being true and correct in all material respects. Failure of Landlord or Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acknowledgment by the party failing to deliver such estoppel that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE 14

Notices

14.1 Method. All requests, approvals, consents, notices and other communications given by Landlord or Tenant under this Lease shall be properly given only if made in writing and either deposited in the United States mail, postage prepaid, certified with return receipt requested, or delivered by hand (which may be through a messenger or recognized delivery, courier or air express service) and addressed as follows: To Landlord, at 1530-A Parkmoor Avenue, San Jose, California 95128, Attn: Phillip Rolla, with a copy to: Hefner, Stark & Marois, LLP, 2150 River Plaza Drive, Suite 450, Sacramento, California 95833, Attn: Joel S. Levy, Esq., or at such other place as Landlord may from time to time designate in a written notice to Tenant; and to Tenant at the address of Tenant specified in the Basic Lease Information, or at such other place as Tenant may from time to time designate in a written notice to Landlord. Such requests, approvals, consents, notices and other communications shall be effective on the date of receipt (evidenced by the certified mail receipt) if mailed or on die date of hand delivery if hand delivered. If any such request, approval, consent, notice or other communication is not received or cannot be delivered due to a change in the address of the receiving party of which notice was not previously given to the sending party or due to a refusal to accept by the receiving party, such request, approval, consent, notice or other communication shall be effective on the date delivery is attempted. Any request, approval, consent, notice or other communication under this Lease may be given on behalf of a party by the attorney for such party.

ARTICLE 15

Miscellaneous

15.1 General. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” If there is more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. Time is of the essence of this Lease and each and all of its provisions. This Lease shall benefit and bind Landlord and Tenant and the permitted personal representatives, heirs, successors and assigns of Landlord and Tenant. If any provision of this Lease is determined to be illegal or unenforceable, such determination shall not affect any other provision of this Lease and all such other provisions shall remain in full force and effect. Tenant shall not record this Lease or any memorandum or short form of it.

15.2 No Waiver. The waiver by Landlord or Tenant of any breach of any covenant in this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other covenant in this Lease, nor shall any custom or practice which may grow up between Landlord and Tenant in the administration of this Lease be construed to waive or to lessen the right of Landlord or Tenant to insist upon the performance by Landlord or Tenant in strict accordance with this Lease. The subsequent acceptance of rent hereunder by Landlord or the payment of rent by Tenant shall not waive any preceding breach by Tenant of any covenant in this Lease, nor cure any Event of Default, nor waive any forfeiture of this Lease or unlawful detainer action, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s or Tenant’s knowledge of such preceding breach at the time of acceptance or payment of such rent.

15.3 Attorneys’ Fees. If there is any legal action or proceeding between Landlord and Tenant to enforce this Lease or to protect or establish any right or remedy under this Lease, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by such prevailing party in such action or proceeding and in any appeal in connection therewith. If such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ fees and disbursements shall be included in and as a part of such judgment.

15.4 Exhibits. Exhibit A (Plan Outlining die Premises), Exhibit B (Work Letter Agreement), Exhibit C (Form of Memorandum Confirming Term), Exhibit D (Option to Extend/Fair Market Rental Rate) and Exhibit E (Form of Subordination, Non-Disturbance and Attornment Agreement), and any other attachments specified in the Basic Lease Information, are attached to and made a part of this Lease and once again incorporated into this Lease by this reference.

15.5 Broker(s). Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in the Basic Lease Information, including Tenant’s broker (the “Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall be responsible for payment of commissions to the Brokers in accordance with the written commission agreement entered into between Landlord and the Broker, if any. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Broker.

15.6 Waivers of Jury Trial and Certain Damages. Landlord and Tenant each hereby expressly, irrevocably, fully and forever releases, waives and relinquishes any and all right to trial by jury and any and all right to receive punitive, exemplary and consequential damages from the other (or any past, present or future board member, trustee, director, officer, employee, agent, representative, or advisor of the other) in any claim, demand, action, suit, proceeding or cause of action in which Landlord and Tenant are parties, which in any way (directly or indirectly) arises out of, results from or relates to any of the following, in each case whether now existing or hereafter arising and whether based on contract or tort or any other legal basis: this Lease; any past, present or future act, omission, conduct or activity with respect to this Lease; any transaction, event or occurrence contemplated by this Lease; the performance of any obligation or the exercise of any right under this Lease; or the enforcement of this Lease. Landlord and Tenant reserve the right to recover actual or compensatory damages, with interest, attorneys’ fees, costs and expenses as provided in this Lease, for any breach of this Lease.

15.7 Entire Agreement. There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, term sheets, brochures, videos, CD ROMS, Web site info, offers, agreements and understandings, oral or written, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease, the Premises. There are no commitments, representations or assurances between Landlord and Tenant or between any real estate broker and

Tenant other than those expressly set forth in this Lease and all reliance with respect to any commitments, representations or assurances is solely upon commitments, representations and assurances expressly set forth in this Lease. This Lease may not be amended or modified in any respect whatsoever except by an agreement in writing signed by Landlord and Tenant.

15.8 Parking. Tenant shall be entitled to all parking spaces free of charge for the Initial Term of this Lease and any renewal thereof.

15.9 Choice of Law. This Lease shall be governed by and construed pursuant to the laws of the State of California.

15.10 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time the light or view from windows is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Premises, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

15.11 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant.

15.12 Application of Payments. Unless Tenant, by Notice to Landlord, specifically restricts how such payment is to be applied, Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect. However, while Landlord must accept payments made under protest, Landlord is not obligated to accept a payment made with other restrictions, and such payment, if not accepted by Landlord, shall be returned to Tenant within five (5) business days of demand by Tenant.

15.13 Time of Essence. Time is of the essence with respect to the performance of every term, covenant and condition of this Lease in which time of performance is a factor. Whenever in the Lease a payment is required to be made by one party to the other, but a specific date for payment is not set forth or a specific number of days within which payment is to be made is not set forth, or the words “immediately,” “promptly,” and/or “on demand,” or their equivalent, are used to specify when such payment is due, then such payment shall be due thirty (30) days after the date that the party which is entitled to such payment sends Notice to the other party demanding such payment.

15.14 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire, earthquake or other casualty, and other similar causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure Event”), shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage notwithstanding anything to the contrary contained in this Lease. Therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure Event. Notwithstanding the foregoing, the existence of any Force Majeure Event shall in no event extend the Area A Anticipated Commencement Date, the Area B Anticipated Commencement Date or the Area B Anticipated Commencement Date or excuse Landlord’s failure to deliver any portion of the Premises to Landlord within the times set forth in this Lease and the Work Letter Agreement, which the parties agree shall not be a breach by Landlord, but shall be subject to the Late Delivery Payments described in Section 2.1(b) hereof.

15.15 Exculpation. The liability of Landlord to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Premises (including any insurance proceeds which Landlord receives). Landlord shall have no personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Under no circumstances shall Tenant seek or obtain a personal money judgment against Landlord. The limitations of liability contained in this Section 15.16 shall inure to the benefit of Landlord’s present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner or member of Landlord (if Landlord is a partnership or limited liability company), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor Tenant shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s or Landlord’s business, including but not limited to, loss of profits, other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

15.16 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

15.17 Roof Rights. As part of its Tenant Improvements, Tenant shall have the right, at its expense, to install telecommunications equipment (such as a satellite dish or antennae) on the roof of the Premises for its own use, although it shall not have the right to utilize such equipment for the use of others, with or without compensation. Any such installation shall comply with the notice requirements for Alterations, be installed with proper flashing and caulking, be in a specific location approved by Landlord, and comply with all applicable governmental requirements.

15.18 Signage. Tenant shall have the right to install, at its sole cost and expense, signage on the exterior of the Premises and monument signage in front of the Premises, identifying Tenant, to the fullest extent permitted by applicable laws. The location, size, design and material of each of these signs shall not be subject to Landlord’s consent. In addition. Tenant may incorporate its logo and signage on the walls of the elevator lobbies of the Premises and on the entrance doors of the Premises without Landlord’s consent. At the expiration or earlier termination of the Lease, all of such signage shall be removed by Tenant at its sole cost and expense, and Tenant shall promptly repair any damage caused by such removal.

15.19 Reasonableness. Whenever the consent or approval of Landlord or Tenant is required herein, such consent or approval shall not be unreasonably withheld, conditioned or delayed unless otherwise specified in the place where such consent or approval is required. Whenever any act is required to be done by Tenant to the satisfaction of Landlord or upon the request or requirement of Landlord, Landlord shall not unreasonably request or require such action by Tenant. Whenever Landlord’s judgment is specified as the required standard or Landlord is permitted to exercise its discretion, unless die provision so specified permits Landlord’s “sole judgment” or words to that effect, such judgment and discretion shall be reasonably exercised.

15.20 No Liens on Tenant’s Equipment. Landlord waives, releases and relinquishes any statutory, common law or constitutional liens it may have or at any time hereafter be entitled to assert against the telecommunications equipment which Tenant installs in the Premises.

15.21 Business Days. “Business Days” means any day other than Saturday, Sunday or a legal holiday in the State of California.

ARTICLE 16

Covenant of Quiet Enjoyment

Landlord covenants that Tenant, on paying the rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord,

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date specified in the Basic Lease Information.

“Landlord”		“Tenant”
Caputo Associates,		New Wave Research, Incorporated,
a California limited partnership		a California corporation

By:	/s/ Daniel J. Caputo, Jr.	By:	/s/ Pei Hsien Fang
	Daniel J. Caputo, Jr.,	Name:	Pei Hsien Fang
	General Partner	Its:	CEO

EXHIBIT B

WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Premises. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Work Letter to Sections of “this Lease” or “the Lease” shall mean the relevant portion of the Lease to which this Work Letter is attached as Exhibit B and of which this Work Letter forms a part, and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portion of Sections 1 through 6 of this Work Letter.

SECTION 1

GENERAL MATTERS

1.1 Landlord and Tenant understand that the Premises to be improved consists of approximately 65,241 rentable square feet of space located at 48660 Kato Road, Fremont, California, as generally shown in Exhibit A attached to the Lease.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvements. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of Three Hundred Ninety-One Thousand Four Hundred Forty-Six Dollars ($391,446) for the costs relating to the initial design and construction of Tenant’s improvements to the Premises provided for in this Work Letter and which are generally consistent with the “Final Space Plan”, as defined below (the “Tenant Improvements). Except as otherwise specifically provided, in no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount which exceeds the Tenant Improvement Allowance. In addition to the Tenant Improvement Allowance, Landlord will advance for the benefit of Tenant up to an additional maximum sum of Seven Hundred Seventeen Thousand Six Hundred Fifty-One Dollars ($717,651.00) towards the costs of additional Tenant Improvements for the Premises which may be requested by Tenant (the “Unpaid Allowance”). Such Unpaid Allowance shall be paid by Tenant to Landlord in eighty-four (84) fully amortized equal monthly installments, including interest on the Unpaid Allowance at the rate of Eight Percent (8%) per annum. By way of example, the following reflects increased Additional Rent which will be payable by Tenant for amortized installments of Unpaid Allowances:

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Amount of Unpaid Allowance (per square foot based on 65,241 square feet)	Additional Rent (per month)
$1.00 psf	$1,016.86
$2.00 psf	$2,033.72
$3.00 psf	$3,050.58
$4.00 psf	$4,067.44
$5.00 psf	$5,084.30
$6.00 psf	$6,101.16
$7.00 psf	$7,118.02
$8.00 psf	$8,134.88
$9.00 psf	$9,151.74
$10.00 psf	$10,168.60
$11.00 psf	$11,185.46

Notwithstanding anything to the contrary contained in this paragraph or elsewhere in this Lease, Tenant shall have the right to prepay all of any part of the Unpaid Allowance. Any partial prepayment of the Unpaid Allowance shall not result in a change in the amount of the monthly payments required hereunder, but only in the reduction in the total number of monthly payments which Tenant shall be required to pay. In the event this Lease is terminated prior to the Expiration Date, and if Tenant has not then paid to Landlord the entire remaining Unpaid Allowance, the entire remaining Unpaid Allowance, together with any accrued but unpaid interest thereon, shall be immediately due and payable to Landlord without any requirement for notice or demand and without reduction by mitigation of damages or otherwise. If Tenant requests any Tenant Improvements the costs of which are in excess of the Tenant Improvement Allowance and the Unpaid Allowance, Tenant shall be required to deposit with Landlord an amount equal to the costs thereof (as determined pursuant to this Work Letter) (“Tenant’s Funds”) before Landlord shall have any obligation to proceed with the permitting or construction of such items. Once deposited by Tenant, Landlord will hold such Tenant’s Funds in an interest-bearing account at a federally-insured institution at which Landlord regularly banks, with interest thereon to accrue for Tenant’s benefit, and disburse such Tenant’s Funds pursuant to Section 2.2 below.

2.2 Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Work Letter, the Tenant Improvement Allowance, the Unpaid Allowance, and any Tenant’s Funds shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s reasonable disbursement process, but in a timely manner in accordance with the construction contract to ensure timely completion of the work) for costs related to the construction of the Tenant Improvements, as provided for in, and in compliance with, the “Construction Contract”, as defined below, and for the following items and costs (collectively, the “Tenant Improvement Allowance Items”): (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Work Letter; (ii) the cost of any changes in the Premises and the Buildings; and (iii) the cost of any changes to the Construction Drawings or Tenant Improvements required by applicable building codes (collectively, the “Code”), to the extent chargeable to Tenant, as opposed to the Architect or the Engineers whose oversight resulted in the required changes. Within fifteen (15) Business Days

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after the total cost of the Tenant Improvements has been determined by Landlord, the parties shall execute an amendment to the Lease setting forth the actual amount of the amortized monthly payments for the Unpaid Allowance pursuant to this Section 2.1.

2.3 Materials and Equipment. Landlord agrees that all materials and equipment furnished under this Work Letter shall be new and unused unless otherwise specified, and that all Tenant Improvements will be of good quality and constructed substantially in conformance with the specifications contained in Construction Drawings and all applicable laws. All Tenant Improvements not conforming to these requirements which are not properly approved and/or authorized may be considered defective for purposes of the warranty provided by Landlord in Section 4.4. If reasonably required by the Architect or Tenant, Landlord shall furnish satisfactory evidence as to the kind and quality of materials and equipment utilized in the construction of the Tenant Improvements.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Landlord has retained Steve Cox of HPC Architecture architect reasonably acceptable to Tenant (die “Architect”), to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. The plans and drawings to be prepared by Architect hereunder, including the Final Working Drawings, shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the Final Space Plan and shall be subject to Tenant’s reasonable approval. Landlord and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Landlord and Architect shall be solely responsible for the same.

3.2 Final Space Plan. Landlord has paid for space planning/value engineering meetings relating to the Tenant Improvements at a cost of approximately Nine Thousand Dollars ($9,000) and Landlord shall not be further obligated to pay for additional such meetings except as part of the Tenant Improvement Allowance. The final space plan for Tenant Improvements in the Premises (collectively, the “Final Space Plan”), which Final Space Plan includes a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and which have been approved by Landlord and Tenant, are attached hereto as Attachment B-2, and are made a part hereof.

3.3 Final Working Drawings. Landlord shall use commercially reasonable efforts to cause the Architect to complete the detailed architectural and engineering drawings for the Tenant Improvements shown on the Final Space Plan, and the final detailed architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”). Within five (5) days after Architect’s completion of the Final Working Drawings, Landlord shall submit the same to Tenant for Tenant’s reasonable approval, which approval shall be provided within five (5) business days of receipt of the same; provided, however, that except to the extent Tenant disapproves the Final Working Drawings as being inconsistent with the Final Space Plan, such disapproval shall be deemed a Tenant Delay (as hereinafter defined). If Tenant’s disapproval is not delivered within five (5) business days of receipt of the Final Working Drawings, Tenant’s approval shall be deemed to have been given. If

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Tenant disapproves of the Final Working Drawings Tenant shall deliver to Landlord, within such five (5) business day period, specific changes proposed by Tenant. Landlord shall cause the Architect to revise the Final Working Drawings to incorporate such revisions and submit the same for Tenant’s approval in accordance with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Final Working Drawings until the same are finally approved by Landlord and Tenant.

3.4 Permits. The Final Working Drawings shall be approved or deemed approved by Tenant (the “Approved Working Drawings”) prior to the commencement of the construction of the Tenant Improvements. Landlord shall submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1 below, to commence and fully complete the construction of the Tenant Improvements (the “Permits”). Landlord shall work diligently and in good faith to obtain all Permits as quickly as is reasonably possible. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Tenant. Tenant may request any change, addition or alteration in any of the Construction Drawings after approval by Landlord; provided that Landlord may withhold its consent, in its sole discretion, to any change in the Approved Working Drawings if such change would directly or indirectly delay the “Substantial Completion” of the Premises (as that term is defined in Section 5.1 of this Work Letter) and Tenant is not willing to agree that any such resulting delay shall constitute a Tenant Delay (as defined below).

3.5 Cooperation. Landlord and Tenant shall use their best, good faith, efforts and all due diligence to cooperate with the Architect, the Contractor and each other to complete all phases of the Construction Drawings and the permitting process and to receive the permits, as soon as reasonably possible after the execution of the Lease, and, in that regard, shall meet by telephone or in person on a scheduled basis to be reasonably determined by Landlord, to discuss Tenant’s and Landlord’s progress in connection with the same. Landlord will use good faith efforts to require the Contractor to schedule weekly construction meetings during the construction process, at winch meetings Tenant will be entitled to have a representative present. The applicable dates for approval of items, plans and drawings as described in this in this Work Letter are set forth and further elaborated upon in Attachment B-3 (the “Time Deadlines”), attached hereto. Tenant and Landlord agree to comply with the Time Deadlines.

3.6 Approval of Plans. Tenant will not check the Final Working Drawings or Construction Drawings for building code compliance. Approval of the Final Working Drawings or Construction Drawings by Tenant is not a representation that the drawings are in compliance with the requirements of governing authorities, and it shall be Landlord’s responsibility to meet and comply with all federal, state, and local code requirements. Approval of the Final Working Drawings or Construction Drawings does not constitute assumption of responsibility by Tenant or its architect for their accuracy, sufficiency or efficiency, and Landlord shall be solely responsible for such matters.

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SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Contractor. Landlord and Tenant hereby agree that South Bay Construction, or such other general contractor as may be selected by Landlord and reasonably approved by Tenant (“Contractor”), shall construct the Tenant Improvements in accordance with the Approved Working Drawings. Contractor shall (i) obtain all applicable building permits for construction of the Tenant Improvements and (ii) construct the Tenant Improvements as depicted on the Construction Drawings, in compliance with such building permits and all applicable laws in effect as such laws are interpreted and enforced by applicable governmental agencies at the time of construction, and in a good and workmanlike manner. Landlord will require Contractor obtain at least three (3) bids for all work to be subcontracted, and the review of such bids shall be on an “open book” basis. Landlord shall select the subcontractors to be used for the work, subject to Tenant’s reasonable approval.

4.2 Construction. Promptly following Tenant’s approval of the Final Working Drawings Documents, Landlord shall use commercially reasonable efforts to cause the Tenant Improvements to be completed within the time frame set forth in Section 2.1 of the Lease. Tenant shall have the right to enter upon the Premises to inspect Landlord’s construction activities, provided Tenant shall not interfere with or disrupt such construction activities and shall have obtained the commercial general liability insurance required pursuant to Section 8.2 and given written evidence thereof to Landlord.

4.3 Additional Tenant Improvements. In the event Tenant requests any improvements to the Premises that are different in quality or kind than the improvements reflected in the Final Space Plan or the Approved Working Drawings (the “Additional Tenant Improvements”), the additional cost thereof which exceeds the Tenant Improvement Allowance (the “Excess Costs”) shall be paid by Tenant in the amount set forth in a Change Order as described in Section 4.6 of this Work Letter. To the extent such Excess Costs are in excess of the Unpaid Allowance, Tenant shall pay the Excess Costs to Landlord by depositing the total amount of the Excess Costs with Landlord before the effectiveness of the Change Order. Landlord shall place such deposits in an interest bearing account at a federally-insured institution at which Landlord regularly banks, all interest to accrue for the benefit of Tenant. All invoices submitted by Landlord to Tenant shall be for work completed and must be accompanied by a cost breakdown, by trade, including percentage of completion and the Architect’s certification thereof.

4.4 Contractor Warranties. Landlord shall cause its Contractor to provide warranties for not less than one (1) year (or such longer time as may be customary and available without additional expense to Landlord) against defects in workmanship, materials and equipment, which warranties shall be assignable to and enforceable by Tenant to the extent that Tenant is obligated to maintain any of the improvements covered by such warranties. Landlord shall otherwise have no warranty obligations to Tenant with respect to the quality or fitness of Tenant Improvements.

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4.5 Notice of Completion. After completion of construction of the Tenant Improvements, Landlord may cause a Notice of Completion to be recorded in the office of the Recorder of the County of Sacramento in accordance with Section 3093 of the Civil Code of the State of California or any successor statute.

4.6 Change Orders. Tenant may initiate changes in the Tenant Improvements by written notice to Landlord, subject to the terms and conditions of this Section 4.6. Landlord may withhold its consent in its sole discretion if such change or modification would require any additional changes to the base, shell and core work or structural improvements or systems of the Building.

4.6.1 Promptly after receipt of a change order request from Tenant and prior to commencing any change, Landlord shall prepare and deliver to Tenant, for Tenant’s written approval, a change order identifying the total cost of such change, which will include associated architectural, engineering and construction contractor’s fees, as well as the amount of Tenant Delay resulting therefrom (a “Change Order”). If Tenant approves such Change Order, Landlord will proceed to perform the change. If Tenant fails to give Landlord written notice of its approval of the proposed Change Order within three (3) Business Days after such notice, Tenant will be deemed to have withdrawn the proposed change and Landlord will not proceed to perform such change. Tenant shall not be liable for any Change Orders except those which have been approved by Tenant in writing.

4.6.2 The cost or credit to the Tenant resulting from a Change Order shall be determined in one or more of the following ways: (i) by mutual acceptance of a lump sum proposal, properly itemized and supported by enough data to permit evaluation, (ii) by unit prices stated in the subcontracts or subsequently agreed upon or (iii) by cost to be determined in a manner agreed upon by the parties.

SECTION 5

COMPLETION OF THE TENANT IMPROVEMENTS:

COMMENCEMENT DATE

5.1 Substantial Completion. For purposes of this Lease, “Substantial Completion” means that (i) the Tenant Improvements are sufficiently complete in accordance with the Construction Drawings so Tenant can occupy or utilize the Premises for its intended use, excluding any tenant fixtures, telephones, equipment, work-stations, furniture, equipment or other items to be installed by Tenant, (ii) the punchlist has been prepared pursuant to Section 5.3 below; (iii) the Architect, on the basis of an inspection, has determined that the Tenant Improvements have been substantially completed pursuant to the Construction Drawings; and, (iv) Landlord has obtained a certificate of occupancy or other required equivalent approval from the local governmental authority permitting occupancy of such portion of the Premises.

5.2 Delay of Substantial Completion of the Premises. “Tenant Delay” means any actual delay in the commencement or completion of any Tenant Improvements to the extent caused by any of the following:

5.2.1 Tenant’s request for changes in the Final Space Plan, the Final Working Drawings (except as set forth in Section 3.3 of this Work Letter) or the Approved Working Drawings;

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5.2.2 as set forth in any signed Change Order;

5.2.3 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the estimated date of Substantial Completion of each portion of the Premises, as set forth in the Lease, or which are different from, or not included in, the Approved Working Drawings, but only to the extent Landlord notifies Tenant as to any such materials at the time of approving the Final Working Drawings; and

5.2.4 any acts or omissions of Tenant, or its agents, or employees within the Premises (including, without limitation, any early access, installations or work by Tenant pursuant to Section 2.3 of the Lease); provided that, Landlord acknowledges that Tenant has been granted early access to the Premises under the Lease and that Tenant’s normal and customary work undertaken during such early access period, so long as such work complies with Section 2.3(a) of the Lease, shall not give rise to a Tenant Delay; then, notwithstanding anything to the contrary set forth in the Lease or this Work Letter and regardless of the actual date of the Substantial Completion of the Premises, the applicable Commencement Date shall be deemed to be the date the Commencement Date that would have occurred if no Tenant Delay or Delays, as set forth above, had occurred.

5.3 Walk-Through; Punchlist. When Landlord considers the Tenant Improvements to be Substantially Completed, Landlord will notify Tenant and within fifteen (15) Business Days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Tenant Improvements (the “Punchlist Items”), which list shall be in accordance with industry standards and shall be based on whether such items were required by the approved Construction Drawings. In the event a dispute arises as to whether an item is substantially completed, the parties shall submit the dispute to the Architect for binding decision. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on Punchlist Items. Landlord shall cause the Contractor to complete all Punchlist Items within thirty (30) days after agreement thereon.

5.4 Tenant’s Obligations. Tenant is under no obligation to construct or supervise construction of any of the Tenant Improvements, and any inspection by Tenant shall not be construed as a representation that the Tenant Improvements are in compliance with the final plans and specifications therefor or that the construction will be free from faulty material or workmanship or that the Tenant Improvements are in conformance with any building codes or other applicable regulations. All of the Tenant Improvements shall be undertaken and performed in strict accordance with the provisions of the Lease and this Work Letter.

5.5 Compliance with Laws. Landlord will construct the Tenant Improvements in a safe and lawful manner. Landlord shall, at its sole cost and expense, comply with all applicable laws and all regulations and requirements of, and all licenses and permits issued by, all municipal or other

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governmental bodies with jurisdiction which pertain to the installation of the Tenant Improvements. Copies of all filed documents and all permits and licenses shall be provided to Tenant. The cost to comply with governmental requirements with respect to pre-existing violations of building codes, to comply with the Americans with Disabilities Act, or structural changes required to the Building or portions of the Property outside the Premises due to the construction of the Tenant Improvements shall be paid by Landlord and shall not be considered to be part of the Tenant Improvement Allowances. Any portion of the Tenant Improvements which is not acceptable to any applicable governmental body, agency or department, shall be promptly repaired or replaced by Landlord at Landlord’s expense. Notwithstanding any failure by Tenant to object to any such Tenant Improvements, Tenant shall have no responsibility therefor.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Landlord and Contractor shall allow Tenant access to the Premises prior to the Substantial Completion of the Premises as contemplated by Section 2.3 of the Lease. Prior to Tenant’s entry into the Premises as permitted by the terms of Section 2.3 of the Lease, Tenant shall submit a schedule to Landlord and Contractor, for their reasonable approval, which schedule shall detail the timing and purpose of Tenant’s entry. Landlord and Tenant shall reasonably cooperate to permit Tenant to complete its installations prior to the applicable Commencement Date. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1.

6.2 Tenant’s Representative. Tenant has designated Ralph Gevirtz as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

6.3 Landlord’s Representative. Landlord has designated Phil Rolla as its sole representatives with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

6.4 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall conduct their activities in and around the Premises, Building and Property in a harmonious relationship with all other subcontractors, laborers, materialmen and suppliers at the Premises, Building and Property.

6.5 Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant or Landlord is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, except with respect to approval of Change Orders or requests for a Tenant Delay, for which affirmative approval shall be required, unless a rejection is provided within such period, at the other party’s sole option, at the end of such period the item shall

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automatically be deemed approved or delivered and the next succeeding time period shall commence. With regard to any provision requiring the approval, review or delivery of any item for which a stated time period is not provided, the party conducting such review or which is required to provide approval or delivery shall have a reasonable amount of days to provide the same, but in no event in excess of five (5) business days.

6.6 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if a Default by Tenant as described in Section 10.1 of this Lease, or a default by Tenant under this Work Letter, subject to notice and cure periods as provided in Article 10 of the Lease has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to landlord pursuant to this Lease, Landlord shall have the right to cause Contractor to cease the construction of the Premises (in which case Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 5 of this Work Letter), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease.

6.7 Insurance. Landlord or Contractor shall carry and maintain in full force and effect policies of insurance of the type and in the minimum amount, with a company or companies and under terms and provisions reasonably satisfactory to the Tenant as follows: (i) Commercial General Liability, written on an “occurrence” basis, including Contractual Liability, with limits of not less than $2,000,000 per occurrence bodily injury and property damage, $2,000,000 general aggregate, $2,000,000 products/completed operations aggregate, (ii) Workers Compensation (Statutory) and Employers Liability with limits of not less than $100,000 and (iii) Automobile Liability Insurance, if applicable, in an amount not less than $1,000,000 per accident. The Commercial General Liability insurance shall be maintained in force during the term of this Work Letter and for a period of not less than one (1) year following Substantial Completion, and the Workers Compensation (statutory) and Employers Liability and Automobile Liability insurance shall be maintained in force during the term of this Work Letter. Tenant will be named as an additional insured on the Commercial General Liability policy. Landlord will provide Tenant with certificates of insurance evidencing that the coverages required by this Section 6.7 are in force prior to commencement of the construction of the Tenant Improvements.

6.8 Responsibility for Injury. Landlord shall perform the Tenant Improvements at its sole cost, risk and expense (except any Excess Costs to be paid by Tenant), and shall be solely responsible for any and all injuries to persons, including death, and/or for any and all loss or damage to property in connection with the construction of Tenant Improvements. Landlord shall defend, indemnify, and save Tenant harmless from and against any and all liabilities, claims, losses, loss of use, attorney’s fees, and expenses of any nature which relates to or arise out of the performance of the Tenant Improvements or any defect in the Tenant Improvements, excepting only such liabilities, claims, leases, loss of use, attorneys’ fees, and expenses to the extent caused by the acts or omissions of Tenant, its employees, agents or contractors. Landlord shall take all reasonable precautions to prevent damage, injury or loss to (i) all employees and all other persons who may be affected thereby and (ii) all the Tenant Improvements and all materials and equipment to be incorporated therein, whether in storage on or off the site, under the care, custody or control of the Landlord or any subcontractors.

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ATTACHMENT B-3

TIME DEADLINES

	Dates	Actions to be Performed
A.	Prior to execution of the Lease	Final Space Plan to be completed and approved by Tenant and Landlord.

B.	Within five (5) days after execution of the Lease	Landlord to direct Architect to prepare construction drawings

C.	Five (5) days from the completion of the Construction Drawings	Landlord to deliver Final Working Drawings to Tenant.

D.	Five (5) days from receipt of Final Working Drawings from Landlord	Tenant to approve Final Working Drawings.

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EXHIBIT C

MEMORANDUM CONFIRMING TERM

THIS MEMORANDUM, made as of             ,        , by and between Caputo Associates, a California limited partnership (“Landlord”), and New Wave Research, Incorporated, a California corporation (“Tenant”).

WITNESSETH:

Recital of Facts:

Landlord and Tenant entered into the Lease (the “Lease”) dated             , 2003. Words defined in the Lease have the same meanings in this Memorandum.

NOW, THEREFORE, in consideration of the covenants in the Lease, Landlord and Tenant agree as follows:

1. Landlord and Tenant hereby confirm that:

(a) The Commencement Date under the Lease is             ,         ;

(b) The Expiration Date under the Lease is             ,         ; and

2. Tenant hereby confirms that:

(a) All commitments, representations and assurances made to induce Tenant to enter into the Lease have been fully satisfied;

(b) All improvements to the Premises to be constructed or installed by Landlord as of the Commencement Date have been completed and furnished in accordance with the Lease to the satisfaction of Tenant; and

(c) Tenant has accepted and is in full and complete possession of the Premises.

3. This Memorandum shall be binding upon and inure to the benefit of Landlord and Tenant and their permitted successors and assigns under the Lease. The Lease is in full force and effect.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Memorandum as of the date first hereinabove written.

“Landlord”	“Tenant”

Caputo Associates, a California limited partnership	New Wave Research, Incorporated, a California corporation

By: ,	By:
Its:	Name:
Its:

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EXHIBIT D

OPTION TO EXTEND/FAIR MARKET RENTAL RATE

1. OPTION. Tenant shall have one (1) option to extend the term of this Lease (the “Extension Option”) on all the provisions contained in this Lease except as to the Base Rent, except as otherwise provided herein. The Extension Option shall be for an additional five (5) year period (the “Option Term”) following the expiration of the initial Term set forth in Section 2.1 of the Lease (the “Initial Term”). Tenant may exercise the Extension Option with respect to the entire Premises only. The Extension Option shall be solely exercised by Tenant giving written notice of its exercise of the Extension Option (the “Option Notice”) to Landlord at least six (6) months, but not more than nine (9) months, before the expiration of the Initial Term. If such Option Notice is not received by Landlord during such period, such Extension Option shall be null and void and in no event shall Tenant have any right to extend the Term or renew the Lease.

2. OPTION PERSONAL. The Extension Option is personal to Tenant and may not be exercised or assigned, voluntarily or involuntarily, by, or to, any person or entity other than Tenant or an Affiliate of Tenant. The Extension Option is not assignable separate and apart from this Lease. In the event that, at the time the Extension Option is exercisable by Tenant, this Lease has been assigned, the Extension Option shall be deemed null and void and none of Tenant, any assignee, or any sublessee, shall have the right to exercise the Extension Option.

3. EFFECT OF DEFAULT ON EXTENSION OPTION. Tenant shall have no right to exercise the Extension Option if, at the time of exercise of such Extension Option, or at the commencement date of the Option Term, an Event of Default has occurred and is continuing under any of the provisions of this Lease.

4. BASIC RENT DURING THE OPTION TERM. Tenant shall pay to Landlord, as Base Rent for the Premises during the Option Term, the higher of (a) ninety five percent (95%) of the Fair Market Rental Rate (as hereinafter defined) for the Premises or (b) the Base Rent payable in the month immediately prior to the beginning of the Option Term. “Fair Market Rental Rate” shall mean the rental rate being charged to renewal tenants in direct lease, non-equity transactions as of six (6) months prior to the commencement of the Option Term for comparable, unencumbered space in similar buildings in the vicinity of the Premises, with similar amenities, taking into consideration the size, location, floor level, the proposed term of the Option Term, the extent of the services to be provided, operating expenses and Property Taxes, the value of existing tenant improvements and any other relevant terms and conditions, in each instance taking into account any so-called “free rent” and any other “tenant concessions” then being offered to prospective renewal tenants in the comparable buildings, and shall include provision for annual or other periodic increases in rent as may be consistent with the comparable market as described above. All Rent payable during the Option Term shall be payable in the same manner and under the same terms and conditions as Rent is paid during the Initial Term.

5. DOCUMENTATION. Landlord and Tenant shall execute and deliver appropriate documentation to evidence any renewal of the Lease and the terms and conditions of the Lease during the Option Term.

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6. TERMS. All terms used in this Exhibit, unless otherwise defined in this Exhibit, shall have the same meaning as the terms defined in the Lease.

7. FAIR MARKET RENTAL RATE. Landlord shall determine the Fair Market Rental Rate by using its good faith judgment. Landlord shall provide written notice of such amount to Tenant within thirty (30) days after Tenant sends the Option Notice to Landlord exercising the Extension Option. Tenant shall have fifteen (15) days after receipt of Landlord’s notice of the new rental (the “Tenant’s Review Period”) within which to either (i) accept such rental, (ii) object thereto in writing or (iii) elect to rescind its election to extend the Term of the Lease as set forth in the Option Notice. In the event Tenant objects but does not rescind, Landlord and Tenant shall attempt to agree upon such Fair Market Rental Rate, using their best good faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) days following the end of Tenant’s Review Period (the “Outside Agreement Date”), then each party shall place in a separate sealed envelope their final proposal as to the Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with subsections (a) through (e) below. Failure of Tenant to so object in writing within Tenant’s Review Period shall conclusively be deemed its objection to the new rental determined by Landlord but not an election to rescind. In the event that Landlord fails to timely generate the initial written notice of Landlord’s opinion of the Fair Market Rental Rate which triggers the negotiation period of this provision, then Tenant may commence such negotiations by providing the initial notice, in which event Landlord shall have ten (10) days after receipt of Tenant’s notice of the new rental (“Landlord’s Review Period”) within which to accept such rental. In the event Landlord does not affirmatively in writing consent to Tenant’s proposed rental, such proposed rental shall be deemed rejected and Landlord and Tenant shall attempt in good faith to agree upon such Fair Market Rental Rate, using their best good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following the end of Landlord’s Review Period (which shall be, in such event, the “Outside Agreement Date” in lieu of the above definition of such date), then each party shall place in a separate sealed envelope their final proposal as to Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with subsections (a) through (d) below.

(a) Landlord and Tenant shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Fair Market Rental Rate shall be the average of the two. Otherwise, within ten (10) business days of the exchange and opening of envelopes, Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall be either (i) a licensed real estate broker who is unaffiliated with Landlord or Tenant and has not been retained or employed by either of them within the previous five (5) years, with at least ten (10) years of experience leasing commercial properties in the vicinity of the Premises or (ii) an independent MAI appraiser with at least five (5) years of experience in appraising commercial properties in the vicinity of the Premises (a “Qualified Arbitrator”). If the parties cannot agree on a Qualified Arbitrator, then within a second period of seven (7) business days, each shall select a Qualified Arbitrator and within ten (10) business days thereafter the two appointed Qualified Arbitrators shall select a third Qualified Arbitrator and the third Qualified Arbitrator shall be the sole arbitrator. If one party shall fail to select a Qualified Arbitrator within the second seven (7) business day period, then the Qualified Arbitrator chosen by

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the other party shall be the sole arbitrator. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Rate for the Extension Premises is the closer to the actual Fair Market Rental Rate for the Extension Premises as determined by the arbitrator, taking into account the requirements of this Exhibit regarding same. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary.

(b) The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether Landlord’s or Tenant’s submitted Fair Market Rental Rate is closest to the actual Fair Market Rental Rate, and shall notify Landlord and Tenant thereof.

(c) The decision of die arbitrator shall be binding upon Landlord and Tenant, except as provided below, and the submitted Fair Market Rental Rate determined by the arbitrator to be closest to the actual Fair Market Rental Rate shall be used to establish the Base Rent during the applicable Option Term.

(d) The cost of arbitration shall be paid by Landlord and Tenant equally.

8. EXCEPTIONS. While the terms of this Lease other than Base Rent applicable to the Option Term, the provisions of the Work Letter Agreement are not, and the provisions of the Work Letter Agreement shall not apply during the Option Term.

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EXHIBIT E

Recording Requested By

And When Recorded Mail To:

City National Bank

9701 Wilshire Boulevard, Suite 600

Beverly Hills, CA 90212

Attn:	***

***

A.P.N.

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS AGREEMENT, made and entered into as of the *** day of ***, by and between ***, a *** (“Tenant”), whose address is ***, ***, (“Borrower”), whose address is *** and the City National Bank, a national banking association (“Lender”), whose address is 9701 Wilshire Boulevard, Suite 600, Beverly Hills, California 90212.

A. Lender has agreed to make a mortgage loan (the “Loan”) to Borrower secured by a mortgage or deed of trust (the “Deed of Trust”) on the real property legally described in Exhibit “A” attached hereto (the “Premises”); and

B. Tenant is the present lessee under Lease dated ***, made by Borrower, as Landlord, demising a portion of the Premises and other property (said lease and all amendments thereto being referred to as the “Lease”); and

C. In return, Lender is agreeable to not disturbing Tenant’s possession of the portion of the Premises covered by the Lease (the “Demised Premises”), so long as Tenant is not in default under the Lease; and

NOW, THEREFORE, the parties hereby agrees as follows:

1. Subordination. Subject to the terms and conditions hereinafter set forth, the Lease, and the rights of Tenant in, to and under the Lease and the Demised Premises and any rights to purchase under the Lease, are hereby subjected and subordinated to the lien of the Deed of Trust.

2. Tenant Not To Be Disturbed. So long as Tenant is not in default (beyond any period given Tenant by the terms of the Lease to cure such default) in the payment of rent or additional rent or of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed, (a) Tenant’s possession of the Demised Premises, and its rights and privileges under the Lease, including but not limited to any extension or renewal rights, and application of insurance proceeds and condemnation awards shall not be diminished or interfered with by

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Lender, and (b) Lender will not join Tenant as a party defendant in any action or proceeding foreclosing the Deed of Trust unless such joinder is necessary to foreclose the Deed of Trust and then only for such purpose and not for the purpose of terminating the Lease.

3. Tenant to Attorn To Lender. If Lender shall become the owner of the Premises or the Premises shall be sold by reason of foreclosure (whether judicial or non-judicial) or other proceedings brought to enforce the Deed of Trust or the Premises shall be transferred by deed in lieu of foreclosure, the Lease shall continue in full force and effect as a direct Lease between the then owner of the Premises, who shall succeed to the rights and duties of the Landlord, and Tenant for the balance of the term thereof. Tenant shall attorn to Lender or any other such owner as its Landlord, said attornment to be effective and self-operative without the execution of further instruments; provided, however, that Lender or any such other owner (a) shall not be personally liable for any act or omission of any prior lessor (including Borrower), or (b) shall not be bound by any agreement or modification of the Lease made without Lender’s or such other owner’s consent, which shall not be unreasonably withheld, or (c) shall not be liable for the return of any security deposit under the Lease unless such security deposit shall have been actually deposited with Lender, or (d) shall not be subject to any offsets or defenses which Tenant might have against any prior landlord (including Borrower), or (e) shall not be bound by a Minimum Rent which Tenant might have paid to any prior landlord (including Borrower) more than thirty (30) days in advance of the due date under the Lease. Tenant hereby agrees that upon the occurrence of any default under the loan or the documents evidencing or securing the same, and in the event of a demand on Tenant by Lender, or its successors and assigns, for the payment to the Lender or its successors and assigns, of the rent due under the Lease, Lessee will pay said rent to Lender and Borrower hereby consents to said payment and releases Tenant from any and all liability, damages, or claims in connection with any such payment or payments. Borrower agrees that receipt by Tenant of any such demand shall be conclusive evidence of the right of Lender to the receipt of said rental payments. Tenant shall be under no obligation to pay rent to Lender or any such other owner until Tenant receives written notice from Lender or any such other owner, ***Insert only if the purchase price of the Property by Lessee in its option to purchase the Property, is less than our loan amount [or (f) shall not be bound by Tenant’s rights to purchase the Property in Lease Section             .]

4. Lender’s Option To Cure Borrower’s Default. Tenant agrees that Borrower shall not be in default under the Lease unless written notice specifying such default is given to Lender. Tenant agrees that Lender shall have the right to cure such default on behalf of Borrower within thirty (30) days after the receipt of such notice; provided, however, that said 30-day period shall be extended so long as within said 30-day period Lender has commenced to cure and is proceeding diligently to cure said default or defaults and Lender provides notice to Tenant within said thirty (30) day period. Tenant further agrees not to invoice any of its remedies under the Lease (except the Lease emergency repair clause) until said 30 days have elapsed.

5. Notice of Discharge. Borrower shall give notice to Tenant of the reconveyance or other release of the Deed of Trust within thirty (30) days of the date the reconveyance or other release is recorded.

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6. Limitation. This agreement shall not apply to any equipment, inventory, merchandise, furniture, fixtures or other personal property owned or leased by Tenant which is now or hereafter placed or installed on the Demised Premises, and Tenant shall have the full right to remove said property at any time during or at the expiration of the Lease term.

7. Notices. Any and all notices required or permitted to be given shall be in writing and shall be sent, either prepaid by registered United States mail, return receipt requested, or personal delivery, to the parties at their addresses set forth above; and shall be deemed given upon the receipt thereof by the party to whom sent. The addresses to which notices shall be sent may be changed by any party by notice given pursuant to this paragraph.

8. Successors And Assigns. This Agreement and each and every covenant, agreement and other provision hereof shall be binding upon and shall inure to the benefit of the parties hereto and their representatives, successors and assigns.

9. Limited Recourse. Without limiting the provisions of Section 3 of this Agreement, in the event that Lender shall acquire title to the premises, Tenant agrees to look solely to Lender’s interest in the premises for the satisfaction of any remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Lender in the event of any default by Lender or any claim, cause of action, obligation, contractual, statutory or otherwise, by Tenant against Lender arising from or in any manner related to the Lease, and no other property or assets of Lender, or any officer, director, shareholder, partner, trustee, agent, servant or employee of Lender shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease, Lender’s obligations to Tenant, whether contractual, statutory or otherwise, the relationship of Lender and Tenant hereunder, or Tenant’s use or occupancy of the premises.

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed as of the date first above written.

“Lender”

By:

“Borrower”

By:

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“Tenant”

By:

Its	President or Vice President

By:

Its:	Secretary or Assistant Secretary or Treasurer

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STATE OF CALIFORNIA
COUNTY OF	ss.

On this      day of                     , 19     , before me,                                          a Notary Public in and for the State of California, personally appeared                                                   personally known to me (or proved on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature

My commission expires

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SECOND AMENDMENT

TO

LEASE

This Second Amendment to Lease is made as of June 30, 2004, by and between CAPUTO ASSOCIATES, a California limited partnership (“Landlord”), and NEW WAVE RESEARCH, INCORPORATED, a California corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into a Lease dated December 29, 2003 (the “Lease”), whereby Tenant leased certain premises located at 48660 Kato Road, Fremont, California, which premises are more specifically described in the Lease. Landlord and Tenant previously also entered into a First Amendment to Lease.

B. In connection with Landlord’s pending mortgage loan with General Electric Capital Business Asset Funding Corporation (“Lender”) to be secured by the real property containing the above-referenced leased premises (the “Mortgage Loan”), Landlord and Tenant have agreed with Lender not to amend the Lease in certain respects without obtaining Lender’s prior written consent. Landlord and Tenant therefore wish to specifically provide in the Lease that certain future amendments to the Lease will be subject to such requirement, provided Landlord’s mortgage loan with Lender is consummated.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1. Capitalized Terms. All capitalized terms used herein shall, unless otherwise specified, have the meanings set forth in the Lease.

2. Lender Consent for Certain Lease Amendments. Landlord and Tenant agree that, unless the prior written consent of Lender is obtained, the Lease may not be amended to: (a) reduce the Term or any Rent or the Unpaid Allowance; (b) impose additional financial obligations upon Landlord; (c) provide for the payment by Tenant of Base Rent or the Unpaid Allowance more than one month in advance of its becoming due; or (d) terminate the Lease.

3. Other Terms of Lease Applicable. Except as set forth herein, all other terms of the Lease shall remain unchanged and be of full force and effect.

4. Condition to Effectiveness. In the event the Mortgage Loan does not close for any reason, this Second Amendment shall be of no force or effect whatsoever. Further, the provisions of Paragraph 2 of this Second Amendment shall be effective only so long as the Mortgage Loan remains in effect.

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LANDLORD:		TENANT:

CAPUTO ASSOCIATES, a California limited partnership		NEW WAVE RESEARCH, INCORPORATED, a California corporation

By:	/s/ Dan Caputo, Jr.	By:	/s/ Freeman Fong

	Dan Caputo, Jr.		Freeman Fong
	(Print Name)		(Print Name)

Its:	General Partner	Its:	Controller
(Title)

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